SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): June 21, 2000




                             PSS WORLD MEDICAL, INC.
                             (Exact name of registrant
                            as specified in its charter)




Florida                            0-23832                         59-2280364
--------------------------------------------------------------------------------
(State or other                 (Commission                   (I.R.S. Employer
jurisdiction of                 File Number)                 Identification No.)
incorporation)



4345 Southpoint Boulevard
Jacksonville, Florida                                                 32216
--------------------------------------------------------------------------------
(Address of principal executive offices)                            (Zip Code)



       Registrant's telephone number, including area code: (904) 332-3000

                                      N/A
                         ------------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events.

         On June 21, 2000, PSS World Medical, Inc. ( "PSS") entered into an Agreement and Plan of Merger dated as of June 21, 2000 (the "Merger Agreement") by and among PSS, FSI Merger Corporation ("Merger Corp.") and Fisher Scientific International, Inc. ("FSI"), providing for the merger (the "Merger") of Merger Corp. with and into PSS.

         Pursuant to the Merger, each of the issued and outstanding shares of the $.01 par value common stock of PSS ("PSS Common Stock") at the effective time of the Merger (other than treasury shares) will be exchanged for 0.3121 shares (the "Exchange Ratio") of the Common Stock of Parent (the "Parent Common Stock"). Consummation of the Merger is subject to approval of the shareholders of both PSS and FSI, various state and federal regulatory agencies and other conditions to the obligations of the parties set forth in the Merger Agreement. In the event that the Merger is terminated by either company, PSS and FSI have agreed that a cash termination fee will be paid by PSS in certain circumstances.

         In connection with the Merger Agreement, PSS has granted to FSI an option to purchase up to 19.9% of PSS' common stock, exercisable under certain conditions. Also in connection with the Merger Agreement, PSS and certain shareholders of FSI have entered into a Voting Agreement dated as of June 21, 2000, which provides, among other things, that such shareholders will vote shares of FSI Common Stock owned by them on the record date of the special meeting of shareholders of FSI in favor of the issuance of shares of FSI Common Stock in the Merger.

         The foregoing summary of the Merger Agreement, the Stock Option Agreement and the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Agreement and Plan of Merger, the Stock Option Agreement and the Voting Agreement, which are filed as Exhibits 2.1, 2.2 and 2.3, respectively, to this Current Report on Form 8-K.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits

         2.1 Agreement and Plan of Merger dated as of June 21, 2000 by and among PSS World Medical, Inc., FSI Merger Corporation and Fisher Scientific International, Inc.

         2.2 Stock Option Agreement dated June 21, 2000 by and among PSS World Medical, Inc. and Fisher Scientific International, Inc.

         2.3 Voting Agreement dated June 21, 2000 by and among PSS World Medical, Inc. and certain shareholders of Fisher Scientific International, Inc.

         99.1     Press Release dated June 22, 2000.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            PSS WORLD MEDICAL, Inc.



                                            By:  /s/ David A. Smith
                                                 -------------------------------
                                                     David A. Smith
                                                     Executive Vice President
                                                     and Chief Financial Officer

Dated: June 23, 2000

PSS FORM 8-K ANNOUNCE FISHER DEAL
                                  EXHIBIT INDEX

Number            Description
-------           -----------
2.1               Agreement and Plan of Merger dated as of June 21, 2000 by and among PSS World Medical, Inc., FSI Merger Corp. and Fisher
                  Scientific International, Inc.

2.2 Stock Option Agreement dated June 21, 2000 by and among PSS World Medical, Inc. and Fisher Scientific International, Inc.

2.3 Voting Agreement dated June 21, 2000 by and among PSS World Medical, Inc. and certain shareholders of Fisher Scientific International, Inc.

99.1              Press Release of PSS World Medical, Inc. dated June 22, 2000.

                                   Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                      FISHER SCIENTIFIC INTERNATIONAL INC.,

                             FSI MERGER CORPORATION

                                       AND

                             PSS WORLD MEDICAL, INC.

                            Dated as of June 21, 2000

                                TABLE OF CONTENTS

Preamble.....................................................................1

ARTICLE I - THE MERGER.......................................................6

         1.1      Merger.....................................................6

         1.2      Effective Time.............................................6

         1.3      Time and Place of Closing..................................7

         1.4      Articles of Incorporation and Bylaws.......................7

         1.5      Directors..................................................7

         1.6      Officers...................................................7

         1.7      Stock Option Agreement.....................................8

ARTICLE II...................................................................8

         2.1      Conversion of Shares.......................................8

         2.2      Shares Held by Company or Parent...........................8

         2.3      Fractional Shares..........................................8

         2.4      Payment in Respect of Equity Rights........................9

         2.5      Adjustments................................................10

ARTICLE III - EXCHANGE OF SHARES.............................................10

         3.1      Exchange Procedures........................................11

         3.2      Rights of Former Company Shareholders......................13

         3.3      Affiliates.................................................14

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF COMPANY.......................14

         4.1      Organization, Standing and Power...........................14

         4.2      Authority of Company; No Breach By Agreement...............14

         4.3      Capital Stock..............................................16

         4.5      Company Subsidiaries.......................................16

         4.5      SEC Filings; Financial Statements..........................17

         4.6      Absence of Undisclosed Liabilities.........................19

         4.7      Absence of Certain Changes or Events.......................19

         4.8      Tax Matters................................................19

         4.9      Assets.....................................................20

         4.10     Intellectual Property......................................21

         4.11     Environmental Matters......................................21

         4.12     Compliance with Laws.......................................22

         4.13     Labor Relations............................................22

         4.14     Employee Benefit Plans.....................................22

         4.15     Material Contracts.........................................23

         4.16     Legal Proceedings..........................................24

         4.17     Opinion of Financial Advisor...............................25

         4.18     State Takeover Laws........................................25

         4.19     Charter Provisions.........................................25

         4.20     Rights Agreement...........................................25

         4.21     Tax Reorganization.........................................26

         4.22     Customers and Suppliers....................................26

         4.23     ERP Rollout................................................26

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER...........26

         5.1      Organization, Standing and Power...........................26

         5.2      Authority; No Breach By Agreement..........................26

         5.3      Capital Stock..............................................27

         5.4      Parent Subsidiaries........................................28

         5.5      SEC Filings; Financial Statements..........................29

         5.6      Absence of Undisclosed Liabilities.........................30

         5.7      Absence of Certain Changes or Events.......................30

         5.8      Tax Matters................................................30

         5.9      Environmental Matters......................................32

         5.10     Compliance with Laws.......................................32

         5.11     Legal Proceedings..........................................32

         5.12     Authority of Purchaser.....................................32

         5.13     Tax Reorganization.........................................34

ARTICLE VI - CONDUCT OF BUSINESS PENDING CONSUMMATION........................34

         6.1      Affirmative Covenants of Company...........................34

         6.2      Negative Covenants of Company..............................34

         6.3      Covenants of Parent and Purchaser..........................37

         6.4      Adverse Changes in Condition...............................37

         6.5      Reports....................................................37

ARTICLE VII - ADDITIONAL AGREEMENTS..........................................38

         7.1      Registration Statement; Proxy Statement; Shareholder Approv38

         7.2      NYSE Listing...............................................39

         7.3      Purchaser Compliance.......................................39

         7.4      Applications; Antitrust Notification.......................39

         7.5      Filings with State Offices.................................39

         7.6      Agreement as to Efforts to Consummate......................39

         7.7      Investigation and Confidentiality..........................40

         7.8      Press Releases.............................................41

         7.9      No Solicitation; Acquisition Proposals.....................41

         7.10     State Takeover Laws........................................43

         7.11     Employee Benefits and Contracts............................43

         7.12     Indemnification............................................44

         7.13     Repayment of Certain Indebtedness..........................45

         7.14     Senior Subordinated Notes due 2007.........................45

         7.15     Section 16 Matters.........................................46

         7.16     Affiliates.................................................46

         7.17     Employment and Non-Compete Agreements......................46

         7.18     Voting Agreement...........................................46

         7.19     Accountant's Letters.......................................46

         7.20     Waiver or Declination of Preemptive Rights.................47

ARTICLE VIII - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.............47

         8.1      Conditions to Obligations of Each Party....................47

         8.2      Conditions to Obligations of Parent and Purchaser..........48

         8.3      Conditions to Obligations of Company.......................49

ARTICLE IX - TERMINATION.....................................................51

         9.1      Termination................................................51

         9.2      Effect of Termination......................................53

         9.3      Non-Survival of Representations and Covenants..............53

ARTICLE X - MISCELLANEOUS....................................................53

         10.1     Definitions................................................53

         10.2     Expenses...................................................64

         10.3     Brokers and Finders........................................66

         10.4     Entire Agreement...........................................67

         10.5     Amendments.................................................67

         10.6     Waivers....................................................67

         10.7     Assignment.................................................68

         10.8     Notices....................................................68

         10.9     Governing Law..............................................69

         10.10    Counterparts...............................................69

         10.11    Captions; Articles and Sections............................69

         10.12    Interpretations............................................69

         10.13    Enforcement of Agreement...................................69

         10.14    Severability...............................................69

                                LIST OF EXHIBITS

Exhibit Number                  Description

       1.6                      Officers of Company

       1.7                      Stock Option Agreement

      4.23                      ERP System Roll-Out Schedule

      7.16                      Rule 145 Affiliates of Company

     7.18(a)                    Parent Shareholders Party to Voting Agreement

     7.18(b)                    Voting Agreement

     8.2(d)                     Tax Representations Letter of Parent

     8.3(e)                     Tax Representations Letter of Company

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 21, 2000, by and among FISHER SCIENTIFIC INTERNATIONAL INC. ("Parent"), a Delaware corporation; FSI MERGER CORPORATION ("Purchaser"), a Florida corporation; and PSS WORLD MEDICAL, INC. ("Company"), a Florida corporation.

                                    Preamble

         The respective Boards of Directors of the Company, Parent and Purchaser have each determined that it is in the best interests of their respective shareholders for Parent, through Purchaser, to acquire the Company upon the terms and subject to the conditions set forth herein. The transactions described in this Agreement are subject to the approvals of the stockholders of Company and Parent, expiration of the required waiting period under the HSR Act, and the satisfaction of other terms and conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the Merger shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code.

         Immediately after the execution and delivery of this Agreement, and as condition and inducement to the willingness of Parent to enter into this Agreement, Company and Parent are entering into a stock option agreement pursuant to which Company is granting Parent an option to purchase shares of Company Common Stock.

         Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

         NOW,   THEREFORE,   in  consideration  of  the  above  and  the  mutual
warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Purchaser shall be merged with and into Company in accordance with the provisions of Section 607.1106 of the FBCA and with the effect provided therein (the "Merger"). Company shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Florida. The Merger shall be consummated pursuant to the terms of this Agreement, which has been adopted by the respective Boards of Directors of Company, Purchaser and Parent and approved by Parent, as the sole shareholder of Purchaser.

                                       7
         1.2 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida (the "Effective Time"). Subject to the terms and conditions hereof, the Parties shall cause the Effective Time to occur on or prior to the first business day (unless a greater delay is required by applicable Law or unless the Parties agree on another date) following the satisfaction or (to the extent permissible under Law) waiver of all the conditions of Article 8.

         1.3 Time and Place of Closing. The closing of the Transactions (the "Closing") will take place at the Effective Time, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York or such other location as may be mutually agreed upon by the Parties.

         1.4      Articles of Incorporation and Bylaws.

                  (a) At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended in their entirety to become the same as the articles of incorporation of Purchaser, as in effect immediately before the Effective Time, until thereafter amended as provided by law and such articles of incorporation.

                  (b) The bylaws of Purchaser in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

         1.5      Directors.

                  (a) The directors of Purchaser in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the initial directors of the Surviving Corporation to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected and qualified.

                  (b) Parent shall take, or cause to be taken, such action as may be required (including if and to the extent amending the Investor Agreement) in order to, effective as of the Effective Time, (i) appoint or cause to be appointed Hugh Brown to serve as a director with a term expiring in 2001 and Patrick Kelly to serve as a director with a term expiring in 2003 and (ii) if necessary for the appointment of directors contemplated by clause (i), increase the size of its Board of Directors from nine persons to eleven persons with three directors whose terms expire in 2003, four directors whose terms expire in 2002 and four directors whose terms expire in 2001.

         1.6 Officers. The officers of Company in office immediately prior to the Effective Time, together with the persons named on Exhibit 1.6 hereto, shall serve as the initial officers of the Surviving Corporation until such officer's successor is duly elected and qualified.
         1.7 Stock Option Agreement. Simultaneous with the execution of this Agreement by the Parties as a condition thereto, Company and Parent are executing and delivering the Stock Option Agreement in substantially the form of
Exhibit 1.7.

                                   ARTICLE II

                    MANNER OF CONVERTING SHARES IN THE MERGER

         2.1 Conversion of Shares. Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Purchaser or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; and

                  (b) each Share (excluding Shares held by any Company Entity or any Parent Entity) issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted into and exchanged for the right to receive 0.3121 of a fully paid and non-assessable share of Parent Common Stock (the "Exchange Ratio"). The consideration referred to in the preceding sentence and in Section 2.3 is hereinafter referred to as the "Merger Consideration."

         2.2 Shares Held by Company or Parent. Each of the Shares held by any Company Entity or any Parent Entity shall, by virtue of the Merger, cease to be outstanding and will be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         2.3      Fractional Shares.

                  (a) Notwithstanding any other provision of this Agreement, no certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of the Certificate and such fractional share interests will not entitle the owner thereof to vote, to be entitled to dividends or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock.

                                       9
                  (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the market value of one share of Parent Common Stock at the Effective Time. The market value of one share of Parent Common Stock at the Effective Time shall be the Average Stock Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

         2.4      Payment in Respect of Equity Rights.

                  (a) At the Effective Time, (i) each outstanding Equity Right relating to Company Common Stock, whether or not then exercisable, shall be converted, in the manner described below, into and become a right to acquire Parent Common Stock, (ii) Parent shall assume each Equity Right in accordance with the terms of the Company Stock Plans and/or the agreements governing such Equity Right, subject to the modifications set forth in this Section 2.4, and (iii) the Company Stock Plans and the agreements evidencing the grants of such Equity Rights shall continue in effect on the same terms and conditions, subject to the modifications set forth in this Section 2.4. The number of shares of Parent Common Stock subject to such converted Equity Right shall equal the product of (i) the number of shares of Company Common Stock into which such Equity Right was exercisable prior to the Effective Time and (ii) the Exchange Ratio. The exercise, price, if any, applicable to such Equity Right shall be equal to the per share exercise price applicable to such Equity Right prior to the Effective Time divided by the Exchange Ratio.

                  (b) Prior to the Effective Time, Company shall use all commercially reasonable efforts to obtain all necessary consents or releases from holders of Equity Rights, to the extent required by the terms of the plans or agreements governing such Equity Rights, as the case may be, or pursuant to the terms of any Equity Right granted thereunder, and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.4 (except for such action that may require the approval of Company's stockholders). Except as otherwise agreed to by Parent or Purchaser and Company, Company shall take all action necessary to ensure that following the Effective Time, (x) no participant in any Company Stock Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of Company, the Surviving Corporation or any Subsidiary thereof, and (y) Company will not be bound by any Equity Right which would entitle any Person to own any capital stock of Company, the Surviving Corporation or any Subsidiary thereof. Any amounts otherwise payable under this Section 2.4 shall be subject to any income or employment tax withholding required under the Internal Revenue Code or any provision of state or local Law.

                                       10
                  (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise or conversion of Equity Rights. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such Equity Rights and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Equity Rights remain outstanding.

                  (d) With respect to the Company Stock Plans, from and after the Effective Time, Parent and its Compensation Committee shall be substituted for Company and Company's Compensation Committee administering the Company Stock Plans. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Equity Rights appropriate notices setting forth such holders' rights pursuant to the Company Stock Plans. Notwithstanding the provisions of clause (a) above, each Equity Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of such Equity Right, within the meaning of Section 424(h) of the Internal Revenue Code.

                  (e) With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section
         16(a) of the 1934 Act, where applicable, Parent shall administer the Company Stock Plans in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the Company Stock Plans complied with such rule prior to the Merger.

         2.5 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares of Company Common Stock or Parent Common Stock shall occur, including by reason of the Company Rights Agreement, any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon, in any of these cases with a record date during such period, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

                                   ARTICLE III

                               EXCHANGE OF SHARES

                                       11
        3.1      Exchange Procedures.

                  (a) Prior to the Effective Time, Parent shall select a bank or trust company, which shall be reasonably satisfactory to Company, to act as exchange agent (the "Exchange Agent") to receive the funds and to deliver the certificates for the shares of Parent Common Stock upon surrender of certificates which represented Shares immediately prior to the Effective Time (the "Certificates"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the Parent Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.3 and any dividends and other distributions pursuant to Section 3.1(h). Any cash and certificates of Parent Common Stock deposited with the Exchange Agent are hereinafter be referred to as the "Exchange Fund".

                  (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify, and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, (A) the holder of such Certificate shall be entitled to receive in exchange therefor (x) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1 (after taking into account all shares of Company Common Stock then held by such holder) and (y) a check in the amount equal to the cash that such holder has the right to receive cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.3 and dividends and other distributions pursuant to Section 3.1(h), after giving effect to any tax withholdings, and (B) the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 3.1(h). In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.3 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.1(h), may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that the payment of applicable stock transfer taxes.

                  (c) If any Certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder of record claiming such Certificates to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the Shares represented by such lost, stolen, mislaid or destroyed Certificates shall have been converted.

                  (d) Any other  provision  of this  Agreement  notwithstanding, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Company Common Stock for any Merger Consideration or amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by the holders of Company Common Stock five years after the Effective Time, (or immediately prior to such earlier date on which payment pursuant to Article 2 would otherwise escheat to or become the property of any governmental entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                  (e) The Exchange Agent shall invest any cash in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the funds deposited with the Exchange Agent shall be the property of and paid over to Parent as and when requested by Parent.

                  (f) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent together with any Certificates and other documents in the Exchange Agent's possession, upon demand, and any holders of Certificates that have not theretofore complied with this Section 3.1 shall thereafter only look to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to
         Section 2.3 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to
         Section 3.1(h).

                  (g) Parent, Purchaser or the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code or under any provision of state or local Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                  (h) No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3, in each case unless and until such holder surrenders such Certificate in accordance with this Section 3.1. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to
         Section 2.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to shares of Parent Common Stock.

         3.2 Rights of Former Company Shareholders. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock by any such holder shall thereafter be registered or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate (other than Shares to be canceled pursuant to Section 2.2) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.3 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Company in respect of such Shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. However, upon surrender of such Certificate, any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each Share formerly represented by such Certificate. All shares of Parent Common Stock issued and cash paid in lieu of fractional shares pursuant to Section 2.3, and any dividends or distributions pursuant to Section 3.1(h), shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

         3.3 Affiliates. Notwithstanding anything to the contrary herein, no shares of Parent Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of Company in accordance with Section 7.16 of this Agreement for purposes of Rule 145 under the 1933 Act until such Person has executed and delivered an Affiliate Agreement to Parent.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company hereby represents and warrants to Parent as follows:

         4.1      Organization, Standing and Power.

                  (a) Company is a corporation validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets owned, leased or operated or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures which are not reasonably likely to have a Company Material Adverse Effect.

                  (b) Company has heretofore furnished to Parent a complete and correct copy of the Amended and Restated Articles of Incorporation (the "Company Articles of Incorporation") and the Bylaws (the "Company Bylaws") of Company as currently in effect. No other similar organizational documents are applicable to or binding upon Company. Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws.

         4.2      Authority of Company; No Breach By Agreement.

                  (a) Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under the Transaction Agreements and to consummate the Transactions. The execution, delivery, and performance of the Transaction Agreements and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Company, subject to the approval of this Agreement by the holders of the outstanding shares of Company Common Stock, as and to the extent required by Law. Subject to such requisite shareholder approval, each of the Transaction Agreements represents a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of the Transaction Agreements by Company, nor the consummation by Company of the Transactions, nor compliance by Company with any of the provisions thereof, will (i) conflict with or result in a breach of any provision of the Company Articles of Incorporation or the Company Bylaws or the certificate or articles of incorporation or bylaws or other organizational documents of any Company Subsidiary or any resolution adopted by the board of directors or the shareholders of any Company Entity, or (ii) except as disclosed in Section 4.2(b) of the Company Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Company Entity under, any Contract or Permit of any Company Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have a Company Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 4.2(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of their respective material Assets where such Default, or any failure to obtain such Consent is reasonably likely to have a Company Material Adverse Effect.

                  (c) No notice to, filing with, or Consent of, any public body or authority by Company or any of its Subsidiaries is necessary for the consummation by Company of the Transactions other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD,
         (ii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans or under the HSR Act, and (iii) Consents, filings, or notifications (including Consents required from Regulatory Authorities) which, if not obtained or made, are not reasonably likely to have a Company Material Adverse Effect.

         4.3      Capital Stock.

                  (a) The authorized capital stock of Company consists solely of
         (i) 150,000,000 shares of Company Common Stock, $0.01 par value per share, of which 71,068,708 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, of which 300,000 shares are designated as Series A Participating Preferred Stock, $0.01 par value per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of Company are duly authorized, validly issued and outstanding and are fully paid and nonassessable under the FBCA and are free of pre-emptive rights and were issued in compliance, in all material respects, with the FBCA and all applicable Securities Laws.

                  (b) Section 4.3 of the Company Disclosure Memorandum sets forth a complete and correct list, as of June 21, 2000, of (i) the name of each person holding Equity Rights relating to Company Common Stock, and (ii) the number of shares of Company Common Stock subject to such person's Equity Rights, and the dates of grant and the exercise prices thereof. Except as set forth in Section 4.3(a), or as provided pursuant to the Company Rights Agreement, or under the Company Stock Plans, or as disclosed in Section 4.3 of the Company Disclosure Memorandum, (i) there are no shares of capital stock or other equity securities of Company outstanding and no outstanding Equity Rights relating to the capital stock of Company, (ii) since June 1, 2000, no Company Entity has issued or granted, or authorized the issuance or grant of any Equity Right relating to the capital stock of the Company, and (iii) no Company Entity has any obligation or commitment to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Equity Right relating to the capital stock of the Company.

         4.4 Company Subsidiaries. Except as disclosed in Section 4.4 of the Company Disclosure Memorandum, Company or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests), and Equity Rights relating to capital stock, of each Company Subsidiary. Except as disclosed in Section 4.4 of the Company Disclosure Memorandum, no capital stock (or other equity interest) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer, sell, purchase, redeem or otherwise acquire any shares of the capital stock (or other equity interests) of any Company Subsidiary or any Equity Rights relating to any such capital stock

(other than to or from another Company  Entity).  Except as disclosed in Section
4.4 of the Company Disclosure Memorandum, there are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. Except as disclosed in Section 4.4 of the Company Disclosure Memorandum, all of the shares of capital stock (or other equity interests) of each Company Subsidiary held by a Company Entity are duly authorized, validly issued and outstanding and are fully paid, nonassessable, free of pre-emptive rights and were issued in compliance with the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and are owned by a Company Entity free and clear of any Lien. Each Company Subsidiary is a corporation, and each such Subsidiary is validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, has the corporate power and authority necessary for it to own, lease, and operate its material Assets and to carry on its business as now conducted, and is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures which are not reasonably likely to have a Company Material Adverse Effect. The copies of the organizational and charter documents for the Company Subsidiaries made available to Parent are true and correct as of the date hereof. Section 4.4 of the Company Disclosure Memorandum lists all of the Company Subsidiaries and correctly sets forth the percentage of Company's ownership of each Company Subsidiary and the jurisdiction in which each Company Subsidiary is organized or formed.

         4.5      SEC Filings; Financial Statements.

                  (a) Company has timely filed and made  available to Parent all
         SEC Documents required to be filed by Company since March 31, 1998 (the "Company SEC Reports"). Except as disclosed in Section 4.5 of the Company Disclosure Memorandum, the Company SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading; provided, that any pro forma financial statements contained in the Company SEC Reports are not necessarily indicative of the consolidated financial position of the Company Entities as of the respective dates thereof and the consolidated results of operations and cash flows of the Company Entities for the periods indicated. No Company Subsidiary is required to file any SEC Documents.

                  (b)  Except  as  disclosed  in  Section  4.5  of  the  Company
         Disclosure  Memorandum,   each  of  the  Company  Financial  Statements

         (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and that any pro forma financial statements contained in the Company SEC Reports are not necessarily indicative of the consolidated financial position of the Company Entities as of the respective dates thereof and the consolidated results of operations and cash flows of the Company Entities for the periods indicated.

                  (c) Attached to the Company Disclosure Memorandum are the consolidated balance sheet of the Company as of March 31, 2000 and the consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal year ended March 31, 2000 and the notes related thereto (the "2000 Financial Statements"). The 2000 Financial Statements comply as to form in all material respects with the applicable published rules and regulations of the SEC relating to such financial statements, have been prepared in accordance with GAAP applied on a basis consistent with the Company Financial Statements and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the date and for the periods indicated. The audited financial statements of the Company for the fiscal year ended March 31, 2000, including the notes thereto, included in any SEC Document of the Company will be the same as the 2000 Financial Statements, except for any immaterial changes to the notes to such financial statements.

                  (d) None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, on the date it is first mailed to Company stockholders or Parent stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the 1934 Act and the 1933 Act and the rules and regulations of the SEC thereunder. Notwithstanding the provisions of this Section 4.5(c), no representation or warranty is made by Company with respect to statements made or incorporated by reference in the Proxy
         Statement/Prospectus based on information supplied by Parent for inclusion or incorporation by reference therein.

         4.6 Absence of Undisclosed Liabilities. No Company Entity has any Liabilities that are reasonably likely to have a Company Material Adverse Effect, other than Liabilities or allowances which are disclosed or accrued or reserved against in the consolidated balance sheet included in the 2000 Financial Statements or reflected in the notes thereto. No Company Entity has incurred or paid any Liability since December 31, 1999, except as disclosed in the Company Financial Statements and the 2000 Financial Statements and for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have a Company Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

         4.7 Absence of Certain Changes or Events. Since December 31, 1999, there have been no events, changes or occurrences which have had, or are reasonably likely to have a Company Material Adverse Effect, except (i) as disclosed in the Company Financial Statements and the 2000 Financial Statements delivered prior to the date of this Agreement, or (ii) as disclosed in Section
4.7 of the Company Disclosure Memorandum.

         4.8      Tax Matters.

                  (a) All Tax Returns required to be filed by or on behalf of any of the Company Entities on or before the Effective Time have been or will be timely filed or requests for extensions have been or will be timely filed, granted, and shall not have expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Company Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects, except as disclosed in Section 4.8 of the Company Disclosure Memorandum. All Taxes shown on filed Tax Returns have been paid. There is no audit, examination, notice of deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Company Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.8 of the Company Disclosure Memorandum, or except for audits, examinations or notices of deficiency that are not reasonably likely to have a Company Material Adverse Effect. There are no Liens with respect to Taxes upon any of the Assets of the Company Entities, except for any such Liens which are not reasonably likely to have a Company Material Adverse Effect.

                  (b) Except as disclosed in Section 4.8 of the Company Disclosure Memorandum, none of the Company Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                  (c) The provision for any Taxes due or to become due for any of the Company Entities for the period or periods through and including the date of the respective Company Financial Statements that has been made and is reflected on such Company Financial Statements is sufficient to cover all such Taxes.

                  (d) Deferred Taxes of the Company Entities have been provided for in the Company Financial Statements in accordance with GAAP.

                  (e) Except as disclosed in Section 4.8 of the Company Disclosure Memorandum, none of the Company Entities is a party to any Tax allocation, indemnification or sharing agreement and none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return, has any Liability for Taxes of any Person (other than Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or by Contract or otherwise.

                  (f) Except as disclosed in Section 4.8 of the Company Disclosure Memorandum, no Company Entity is required to include any amount in income pursuant to Section 481 of the Internal Revenue Code.

                  (g) Except as disclosed in Section 4.8 of the Company Disclosure Memorandum, each Company Entity has withheld all Taxes required to be withheld and has paid all such withholdings to the proper governmental entity.

         4.9      Assets.

                  (a) Except as disclosed in Section 4.9 of the Company Disclosure Memorandum or as disclosed or reserved against in the Company Financial Statements delivered prior to the date of this Agreement, the Company Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Company Material Adverse Effect.

                  (b) The Company Entities currently maintain insurance similar in amounts, scope, and coverage as Company believes is adequate to conduct its business. None of the Company Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or
         (ii) premium costs with respect to such policies of insurance will be substantially increased.

         4.10 Intellectual Property. Except as disclosed in Section 4.10 of the Company Disclosure Memorandum, (i) each Company Entity owns or has a license to use all of the Intellectual Property used by such Company Entity in the course of its business, (ii) each Company Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Company Entity in connection with such Company Entity's business operations, and such Company Entity has the right to convey by sale or license any Intellectual Property so conveyed, (iii) no Company Entity is in Default under any of its Intellectual Property licenses and no proceedings which challenge the rights of any Company Entity with respect to Intellectual Property used, sold, or licensed by such Company Entity in the course of its business have been instituted, are pending, or, to the knowledge of the Company, have been threatened, nor, to the Knowledge of Company, has any person claimed or alleged any rights to such Intellectual Property, except for any failure to own or license, Default or proceeding which is not reasonably likely to have a Company Material Adverse Effect. To the Knowledge of Company, the conduct of the business of the Company Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.10 of the Company Disclosure Memorandum, no Company Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

         4.11 Environmental Matters. Except as set forth in Section 4.11 of the Company Disclosure Memorandum:

                  (a) Each Company Entity, and its Operating Properties are, and have been, in material compliance with all Environmental Laws.

                  (b) There is no Litigation pending or, to the knowledge of the Company, threatened before any court, governmental agency, or authority or other forum in which any Company Entity or any of its Operating Properties (or Company in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, operated or used by any Company Entity or any of its Operating Properties.

                  (c) To the Knowledge of Company, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) any property currently or formerly owned, operated or used by a Company Entity, except such as are not reasonably likely to have a Company Material Adverse Effect.

         4.12 Compliance with Laws. Each Company Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have a Company Material Adverse Effect. Except as disclosed in Section 4.12 of the Company Disclosure Memorandum, the operations of the Company Entities do not violate any applicable Law, Order or Permit, other than violations which are not reasonably likely to have a Company Material Adverse Effect. None of the Company Entities is currently subject to any fine or penalty as the result of a failure to comply with any requirement of Law nor has the Company received any notice from any Regulatory Authorities of such non-compliance.

         4.13 Labor Relations. No Company Entity is the subject of any Litigation asserting that it or any other Company Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel it or any other Company Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Company Entity party to any collective bargaining agreement, nor is there any strike involving any Company Entity pending or, to the knowledge of the Company, threatened, or is there any activity involving any Company Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         4.14     Employee Benefit Plans.

                  (a) Except as disclosed in Section 4.14 of the Company Disclosure Memorandum, none of the Company Entities or their ERISA Affiliates maintains, sponsors, contributes to, has a commitment to establish or has any liability or contingent liability with respect to any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, any employee program, arrangement, or agreement, any medical, vision, dental, or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan" as that term is defined in
         Section 3(3) of ERISA, for any current or former employee, retiree, dependent, spouse, director, independent contractor, or other beneficiary (collectively, the "Company Benefit Plans"). No Company Benefit Plan is or has been a "defined benefit plan" (as defined in Section 414(j)) of the Internal Revenue Code) or a multiemployer plan within the meaning of Section 3(37) of ERISA. A true and correct copy of each of the Company Benefit Plans and all contracts relating thereto as in effect on the date hereof has been made available to Parent prior to the execution of this Agreement, and Parent has been provided an accurate description of any Company Benefit Plan which is not in written form.

                  (b) All Company Benefit Plans are in material compliance and have been administered in all material respects in form and operation in accordance with their terms and all applicable provisions of ERISA, the Internal Revenue Code, and any other applicable Laws. Except as disclosed in Section 4.14 of the Company Disclosure Memorandum, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code and all amendments thereto (except those for which the remedial amendment period has not expired) is the subject of a favorable Internal Revenue Service determination letter, and the Company is not aware of any event which will or could give rise to disqualification of any such plan or to a tax under Section 511 of the Internal Revenue Code. No Company Entity has engaged in a transaction with respect to any Company Benefit Plan that would subject any Company Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. All contributions required to be made under the terms of any Company Benefit Plan have been made and adequate accruals for all obligations under the Company Benefit Plans are reflected in the Company Financial Statements.

                  (c) Except as disclosed in Section 4.14 of the Company Disclosure Memorandum, or as required by Law, no Company Entity has any Liability for post-termination or retiree health and life benefits under any of the Company Benefit Plans.

                  (d) Except as disclosed in Section 4.14 of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director, any officer or any employee of any Company Entity from any Company Entity under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefit payable under any Company Benefit Plan.

                  (e) Except as set forth in Section 4.14 of the Company Disclosure Memorandum, none of the assets of any Company Benefit Plan are invested in employer securities or employer real property.

                  (f) There are no actions, suits or material claims (other than routine claims for benefits) pending or threatened involving any Company Benefit Plan.

                  (g) There has been no act or  omission  that would  impair the
         ability  of  any  Company   Entity  (or  any   successor   thereto)  to
         unilaterally amend or terminate any Company Benefit Plan.

         4.15 Material Contracts. Except as disclosed in Section 4.15 of the Company Disclosure Memorandum or otherwise reflected in the Company Financial Statements filed with the SEC prior to the date hereof, none of the Company

Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $150,000,
(ii) any Contract relating to the borrowing of money by any Company Entity or the guarantee by any Company Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Company Entity or its Affiliates from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Company Entities, (v) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Company with the SEC as of the date of this Agreement, (vi) any registration rights agreement, stockholder agreements or agreements containing rights to register securities, (vii) any Contracts that are material to the Company Entities and contain a "change of control" or similar provision, and (viii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (collectively, the "Company Contracts"). With respect to each Company Contract and except as disclosed in
Section 4.15 of the Company Disclosure Memorandum: (i) the Company Contract is in full force and effect (unless otherwise expired by its terms or earlier terminated as set forth in Section 4.15 of the Company Disclosure Memorandum and is valid and binding on Company (or, to the extent a Company Subsidiary is a party, such Company Subsidiary) and, to Company's Knowledge, each other party thereto); (ii) no Company Entity is in Default thereunder, other than Defaults which are not reasonably likely to have a Company Material Adverse Effect; (iii) no Company Entity has repudiated or waived any material provision of any such Company Contract; and (iv) no other party to any such Company Contract is, to the Knowledge of Company, in Default in any respect, other than Defaults which are not reasonably likely to have a Company Material Adverse Effect, or has repudiated or waived any material provision thereunder. Except as disclosed in
Section 4.15 of the Company Disclosure Memorandum, all of the indebtedness of any Company Entity for money borrowed in excess of $250,000 in any single instrument is prepayable at any time by such Company Entity without penalty or premium.

         4.16 Legal Proceedings. Except as disclosed in Section 4.16 of the Company Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Company, threatened against any Company Entity, or against any director, employee or employee benefit plan of any Company Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have a Company Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Company Entity or, to the knowledge of the Company, any director or officer of any Company Entity, that are reasonably likely to have a Company Material Adverse Effect.

         4.17 Opinion of Financial Advisor. Donaldson, Lufkin & Jenrette Securities Corporation has delivered to the Board of Directors its written opinion, dated prior to or as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the Merger Consideration to be received by Company's shareholders in the Merger is fair from a financial point of view to such shareholders. Company has provided a copy of such opinion to Parent.

         4.18 State Takeover Laws. The Company's Board of Directors and each Company Entity have taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, including the Fair Price Provision contained in Article IX of the Company's Articles of Incorporation and Section 607.0902 of the FBCA (collectively, "Takeover Laws").

         4.19 Charter Provisions. Each Company Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the Transactions do not and will not result in the grant of any rights to any Person under the certificate or articles of incorporation, bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

         4.20 Rights Agreement. Company has taken, or will take prior to the Effective Time, all necessary action, including, without limitation, amending the Rights Agreement with respect to all of the outstanding Rights, (a) to render the Company Rights Agreement inapplicable to the Transaction Agreements, the Merger and the other Transactions (including the Stock Option Agreement),
(b) to ensure that in connection with the Merger, and the Transactions that (i) Parent and Purchaser, or either of them, are not deemed to be an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (ii) no "Stock Acquisition Date," "Flip-in Date" or "Flip-Over Transaction or Event" (as such terms are defined in the Company Rights Agreement) occurs by reason of the execution and delivery of the Transaction Agreements or the consummation of the Merger or other Transactions, including the purchase of any Company Common Stock by Parent pursuant to the Stock Option Agreement and (c) so that Company will have no obligations under the Company Rights or the Company Rights Agreement in connection with the Merger or the Transactions (including any purchase of Company Common Stock pursuant to the Stock Option Agreement) and the holders of Shares and the associated Company Rights will have no rights under the Company Rights or the Company Rights Agreement in connection with the Merger or the Transactions (including any purchase of Company Common Stock pursuant to the Stock Option Agreement). Except for the foregoing, there have been no amendments or modifications to the Company Rights Agreement since April 20, 1998. Copies of all such amendments to the Company Rights Agreement (or drafts of amendments to be made in connection with the execution of this Agreement) have been previously provided to Purchaser.

         4.21 Tax Reorganization. No Company Entity or, to Company's knowledge, any Affiliate thereof, has taken or agreed to take any action that will prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

         4.22 Customers and Suppliers. Since December 31, 1999, there has been no adverse change that is material to the Company in the relationship of any Company Entity with its customers or suppliers and no such customer or supplier has indicated that it intends to seek such a change.

         4.23 ERP Rollout. The implementation by the Company of J.D. Edwards & Company's One World ERP System (the "ERP System"), and the conversion of the Company's current systems to the ERP System have proceeded, and as of the Effective Time will have proceeded, substantially in accordance with the roll-out schedule set forth in Schedule 4.23, and there is no indication that would lead the Company to reasonably believe that such implementation and conversion has adversely affected or will adversely affect in any material respect the Company's business and operations.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Parent and Purchaser hereby jointly and severally represent and warrant to Company as follows:

         5.1 Organization, Standing and Power. Parent is a company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own lease and operate its material Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature of conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have a Parent Material Adverse Effect.

         5.2      Authority; No Breach By Agreement.

                  (a) Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under the Transaction Agreements and to consummate the Transactions, subject to the approval by a majority of the shares of Parent Common Stock of the issuance of shares of Parent Common Stock in the Merger (the "Parent Share

         Issuance"). The execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent, except for the approval of the Parent Share Issuance by a majority of the holders of Parent Common Stock. Each of the Transaction Agreements represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of the Transaction Agreements by Parent, nor the consummation by Parent of the Transactions, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's organizational documents, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, where such Default or Lien, or any failure to obtain such Consent, would prevent or materially delay the consummation of the Merger, or, (iii) subject to the receipt of the consents referred to in Section 5.2(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets where such Default, or any failure to obtain such Consent would prevent or materially delay the consummation of the Merger.

                  (c) No notice to, filing with, or Consent of, any public body or authority by Parent or any of its Subsidiaries is necessary for the consummation by Parent of the Transactions other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws and the rules of the NYSE, (ii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and (iii) Consents, filings, or notifications (including Consents required from Regulatory Authorities) which, if not obtained or made, would not prevent or materially delay the consummation of the Merger.

         5.3      Capital Stock.

                  (a) The authorized  capital stock of Parent consists solely of
         (i) 100 million authorized shares of common stock, $0.01 par value per share, of which as of June 12, 2000, 40,094,979 shares were issued and outstanding and (ii) 15 million shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding. Of the common stock issued and outstanding as of June 12, 2000, (A) 27,059,689 were shares of Parent Common Stock, (B) 4,035,290 shares were Non-Voting Common Stock, and (C) 9,000,000 shares were Series B Non-Voting Common Stock. The Non-Voting Common Stock and the Series B Non-Voting Common Stock have no rights to vote except as required by applicable Law and each share of Non-Voting Common Stock and Series B Non-Voting Common Stock is convertible into one share of Parent Common Stock. All of the issued and outstanding shares of capital stock of Parent are, and all of the shares of Parent Common Stock to be issued in exchange for the Shares upon consummation of the Merger will be, duly authorized, validly issued and outstanding and are fully paid and nonassessable under the Delaware General Corporation Law, free of pre-emptive rights and issued in compliance, in all material respects, with the Delaware General Corporation Law and all applicable Securities Laws.

                  (b) Section 5.3 of the Parent Disclosure Memorandum sets forth a complete and correct list, as of June 12, 2000, of the total number of shares of Parent Common Stock, Parent Non-Voting Common Stock and Parent Series B Non-Voting Common Stock subject to Equity Rights, and the range of exercise prices thereof. Except as set forth in Section 5.3(a) or under the Parent Stock Plans, or as disclosed in Section 5.3 of the Parent Disclosure Memorandum, (i) there are no shares of capital stock or other equity securities of Parent outstanding and no outstanding Equity Rights relating to the capital stock of Parent, (ii) since June 12, 2000, no Parent Entity has issued or granted, or authorized the issuance or grant of any Equity Right relating to the capital stock of Parent, and (iii) no Parent Entity has any obligation or commitment to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent or any Equity Right relating to the capital stock of Parent.

         5.4 Parent Subsidiaries. Except as disclosed in Section 5.4 of the Parent Disclosure Memorandum, Parent or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests), and Equity Rights related to capital stock, of each Parent Subsidiary. Except as disclosed in Section 5.4 of the Parent Disclosure Memorandum, no capital stock (or other equity interest) of any Parent Subsidiary is or may become required to be issued (other than to another Parent Entity) by reason of any Equity Rights, and there are no Contracts by which any Parent Subsidiary is bound to issue (other than to another Parent Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Parent Entity is or may be bound to transfer, sell, purchase, redeem, or otherwise acquire any shares of the capital stock (or other equity interests) of any Parent Subsidiary or any Equity Rights relating to any such capital stock (other than to or from another Parent Entity). Except as disclosed in Section 5.4 of the Parent Disclosure Memorandum, there are no Contracts relating to the rights of any Parent Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Parent Subsidiary. Except as disclosed in Section 5.4 of the Parent Disclosure Memorandum, all of the shares of capital stock (or other equity interests) of each Parent Subsidiary held by a Parent Entity are duly authorized, validly issued and outstanding and are fully paid, nonassessable, free of pre-emptive rights and were issued in compliance with the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and are owned by a Parent Entity free and clear of any Lien. Each Parent Subsidiary is a corporation, and each such Subsidiary is validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, has the corporate power and authority necessary for it to own, lease, and operate its material Assets and to carry on its business as now conducted, and is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failures which are not reasonably likely to have a Parent Material Adverse Effect.

         5.5      SEC Filings; Financial Statements.

                  (a) Parent has timely filed and made  available to Company all
         SEC Documents required to be filed by Parent since December 31, 1998 (the "Parent SEC Reports"). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading; provided, that any pro forma financial statements contained in the Parent SEC Reports are not necessarily indicative of the consolidated financial position of the Parent Entities as of the respective dates thereof and the consolidated results of operations and cash flows of the Parent Entities for the periods indicated. No Parent Subsidiary is required to file any SEC Documents.

                  (b) Each of the Parent  Financial  Statements  (including,  in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and that any pro forma financial statements contained in the Parent SEC Reports are not necessarily indicative of the consolidated financial position of the Parent Entities as of the respective dates thereof and the consolidated results of operations and cash flows of the Parent Entities for the periods indicated.

                  (c) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, on the date it is first mailed to Company stockholders or Parent stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the 1934 Act and the 1933 Act and the rules and regulations of the SEC thereunder. Notwithstanding the provisions of this Section 5.5(c), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied by Company for inclusion or incorporation by reference therein.

         5.6 Absence of Undisclosed Liabilities. No Parent Entity has any Liabilities that are reasonably likely to have a Parent Material Adverse Effect, other than Liabilities or allowances which are disclosed or accrued or reserved against in the consolidated balance sheet of Parent as of March 31, 2000 or December 31, 1999 included in the Parent Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Parent Entity has incurred or paid any Liability since December 31, 1999, except as disclosed in the Parent Financial Statements and for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have a Parent Material Adverse Effect.

         5.7 Absence of Certain Changes or Events. Since December 31, 1999, there have been no events, changes or occurrences which have had, or are reasonably likely to have a Parent Material Adverse Effect, except (i) as disclosed in the Parent Financial Statements delivered prior to the date of this Agreement, or (ii) as disclosed in Section 5.7 of the Parent Disclosure Memorandum.

         5.8      Tax Matters.

                  (a) All Tax Returns required to be filed by or on behalf of any of the Parent Entities on or before the Effective Time have been or will be timely filed or requests for extensions have been or will be timely filed, granted, and shall not have expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Parent Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects, except as disclosed in Section 5.8 of the Parent Disclosure Memorandum. All Taxes shown on filed Tax Returns have been paid. There is no audit, examination, notice of deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Parent Financial
         Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8 of the Parent Disclosure Memorandum or except for audits, examinations or notices of deficiency that are not reasonably likely to have a Parent Material Adverse Effect. There are no Liens with respect to Taxes upon any of the Assets of the Parent Entities, except for any such Liens which are not reasonably likely to have a Parent Material Adverse Effect.

                  (b) Except as disclosed in Section 5.8 of the Parent Disclosure Memorandum, none of the Parent Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                  (c) The provision for any Taxes due or to become due for any of the Parent Entities for the period or periods through and including the date of the respective Parent Financial Statements that has been made and is reflected on such Parent Financial Statements is sufficient to cover all such Taxes.

                  (d) Deferred Taxes of the Parent Entities have been provided for in the Parent Financial Statements in accordance with GAAP.

                  (e) Except as disclosed in Section 5.8 of the Parent Disclosure Memorandum, none of the Parent Entities is a party to any Tax allocation, indemnification or sharing agreement and none of the Parent Entities has been a member of an affiliated group filing a consolidated federal income Tax Return, has any Liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or by Contract or otherwise.

                  (f)  Except  as   disclosed  in  Section  5.8  of  the  Parent
         Disclosure Memorandum, no Parent Entity is required to include any amount in income pursuant to Section 481 of the Internal Revenue Code.

                  (g) Except as disclosed in Section 5.8 of the Parent Disclosure Memorandum, each Parent Entity has withheld all Taxes required to be withheld and has paid all such withholdings to the proper governmental entity.

         5.9 Environmental Matters. Except as set forth in Section 5.9 of the Parent Disclosure Memorandum:

                  (a) Each Parent Entity, and its Operating Properties are, and have been, in material compliance with all Environmental Laws.

                  (b) There is no Litigation pending or, to the Knowledge of Parent, threatened before any court, governmental agency, or authority or other forum in which any Parent Entity or any of its Operating Properties (or Parent in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or ,operated or used by any Parent Entity.

                  (c) To the Knowledge of Parent, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) any property currently or formerly owned, operated or used by a Parent Entity, except such as are not reasonably likely to have a Parent Material Adverse Effect.

         5.10 Compliance with Laws. Each Parent Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have a Parent Material Adverse Effect. Except as disclosed in Section 5.10 of the Parent Disclosure Memorandum, the business of the Parent Companies as currently operated does not violate any applicable Law, Order or Permit, other than violations which are not reasonably likely to have a Company Material Adverse Effect. None of the Company Entities is currently subject to any fine or penalty as the result of a failure to comply with any requirement of Law nor has the Company received any notice from any Regulatory Authorities of such non-compliance.

         5.11 Legal Proceedings. Except as disclosed in Section 5.11 of the Parent Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against any Parent Entity or Purchaser or against any director, employee or employee benefit plan of any Parent Entity or Purchaser or against any Asset, interest, or right of any of them, that would prevent or materially delay the consummation of the Merger, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Parent Entity or Purchaser or any director or officer of a Parent Entity, that are reasonably likely to have a Parent Material Adverse Effect.

         5.12     Authority of Purchaser.
                  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and is a wholly owned Subsidiary of Parent. The authorized capital stock of Purchaser consists of 1,000 shares of common stock ("Purchaser Common Stock"), all of which shares are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of any Lien. Purchaser has the corporate power and authority necessary to execute, deliver and perform its obligations under the Transaction Agreements and to consummate the Transactions. The execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser. Each of the Transaction Agreements represents a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Parent, as the sole shareholder of Purchaser, has irrevocably caused the shares of Purchaser Common Stock to be voted in favor of approval of this Agreement, as and to the extent required by applicable Law.

                  (b) Neither the execution and delivery of the Transaction Agreements by Purchaser, nor compliance by Purchaser with any of the provisions thereof, will (i) conflict with or result in a breach of any provision of Purchaser's Articles of Incorporation or Bylaws, or (ii) subject to the receipt of the consents referred to in Section 5.12(c), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Purchaser under, any Contract or Permit of Purchaser or any Subsidiary or Affiliate of Purchaser, where such Default or Lien, or any failure to obtain such Consent, would prevent or materially delay the consummation of the Merger, or, (iii) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Purchaser or any Subsidiary or Affiliate of Purchaser or any of its material Assets where such Default, or any failure to obtain such Consent would prevent or materially delay the consummation of the Merger.

                  (c) No notice to, filing with, or Consent of, any public body or authority by Purchaser or any of its Subsidiaries is necessary for the consummation by Purchaser of the Transactions other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and (iii) Consents, filings, or notifications

         (including Consents required from Regulatory Authorities) which, if not
         obtained  or  made,   would  not  prevent  or   materially   delay  the
         consummation of the Merger.

         5.13 Tax Reorganization. No Parent Entity or, to Parent's knowledge, any Affiliate thereof, has taken or agreed to take any action that will prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

                                   ARTICLE VI

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         6.1 Affirmative Covenants of Company. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained (which consent shall not be unreasonably withheld), and except as otherwise expressly contemplated herein, Company shall and shall cause each of its Subsidiaries to
(i) operate its business only in the usual, regular, and ordinary course, (ii) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) comply in all material respects with all Laws applicable to it or any of its Assets or businesses, (iv) continue to use its reasonable efforts to continue the implementation and conversion the Company's current systems to the J.D. Edwards & Company's OneWorld ERP System, and (iv) take no affirmative action which would (x) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (y) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         6.2 Negative Covenants of Company. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained (which consent shall not be unreasonably withheld), and except as otherwise expressly contemplated herein, or as disclosed in Section 6.2 of the Company Disclosure Memorandum, Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

                  (a) amend the Company Articles of Incorporation or the Company Bylaws or articles of incorporation or bylaws or other organizational documents of any Company Entity; or

                  (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Company Entity to another Company Entity) in excess of an aggregate of $250,000 (for the Company Entities on a consolidated basis), except in the ordinary course of business consistent with past practices, or impose, or suffer the imposition, on any Asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof securing indebtedness which is disclosed in the Company Financial Statements); or

                  (c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Company Entity, or declare or pay any dividend or make any other distribution in respect of Company's capital stock; or

                  (d) except as provided in this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the Company Rights Agreement, or issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional Shares or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right (including but not limited to stock appreciation rights, phantom stock or stock based performance awards); or

                  (e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for Shares, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Company Entity (unless any such shares of stock are sold or otherwise transferred to another Company Entity) or any Assets having a book value in excess of $250,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person or business, other than in connection with (i) the creation of new wholly owned Subsidiaries organized to conduct or continue activities being conducted on the date hereof and otherwise permitted by this Agreement, or (ii) investments in connection with cash management activities consistent with past practices; or

                  (g) grant any increase in compensation or benefits to the employees or officers of any Company Entity, except as disclosed in
         Section 6.2(g) of the Company Disclosure Memorandum or as required by Law; accelerate the vesting of any Company Option (other than by its terms); enter into or amend any severance agreements with directors or officers of any Company Entity; or grant any increase in fees or other increases in compensation or other benefits to directors of any Company Entity, except as disclosed in Section 6.2(g) of the Company Disclosure Memorandum; or

                  (h) enter into or amend any  employment  Contract  between any
         Company Entity and any Person providing for total compensation thereunder in excess of $100,000 per year (unless such amendment is required by Law) that the Company Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of any Company Entity or terminate or withdraw from (other than completing the termination of plans that are in various stages of termination and that are associated with various stock acquisitions and mergers that occurred in recent years), or make any material change in or to, any existing employee benefit plans of any Company Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or the terms of such plans; or

                  (j) make any material tax election or significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or GAAP, file any amended Tax Returns that may have a material adverse effect on the tax position of Company or any Company Subsidiary or settle or compromise any material federal, state, local or foreign Tax liability or refund; or

                  (k) except for the settlement of any suit, action or claim disclosed in Section 6.2(k) of the Company Disclosure Memorandum, settle or compromise any pending suit, action, audit or claim (A) against Company or any Company Subsidiary by any Regulatory Authority, or (B) which is material to Company and the Company Subsidiaries, taken as a whole, or which relates to the Transactions; or

                  (l) amend, modify or waive any provision of the Company Rights Agreement, or take any action to redeem the Company Rights, or render the Company Rights inapplicable to any transaction, other than to permit another transaction that the Company's Board of Directors has determined is a Superior Proposal in accordance with Section 7.9 hereof and which will be consummated after the termination of this Agreement.

                  (m) take, or propose to take, or agree to take in writing or otherwise, any of the actions described in Section 6.2 (a) through 6.2(l), or any action that would cause any of the conditions set forth in Article 8 not to be satisfied.

         6.3 Covenants of Parent and Purchaser. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Company shall have been obtained (which consent shall not be unreasonably withheld), and except as otherwise expressly contemplated herein, Parent and Purchaser shall and shall cause each of its Subsidiaries to take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, (ii) cause any of the conditions set forth in Article 8 not to be satisfied, (iii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement or (iv) amend the Parent Certificate of Incorporation or bylaws except as contemplated by this Agreement (except for amendments to the Parent Certificate of Incorporation necessary to increase the number of authorized share capital of Parent).

         6.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or to prevent or materially delay the obligation of Parent and Purchaser to consummate the Merger, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available to Parent or Company hereunder. Each Party shall give prompt notice to the other Parties of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions.

         6.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, all SEC Reports filed by any Party between the date hereof and the Effective will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1      Registration Statement; Proxy Statement; Shareholder Approval.

                  (a) As promptly as reasonably practicable following the date hereof, Parent shall prepare and file with the SEC the Proxy Statement/Prospectus, and Parent shall prepare and file the Registration Statement. The Proxy Statement/Prospectus will be included in and will constitute a part of the Registration Statement as Parent's prospectus. The Company shall cooperate with Parent and provide to Parent all such information as may be necessary or appropriate with respect to the preparation and filing of the Proxy
         Statement/Prospectus. The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the 1933 Act and the 1934 Act and the rules and regulations thereunder. Parent shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as reasonably practicable after filing with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement / Prospectus received from the SEC. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement / Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Company and Parent, or any of their respective affiliates, officers or directors, should be discovered by Company or Parent, which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement / Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Company and Parent.

                  (b) Company shall call a Company Shareholders'  Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Merger and such other related matters as it deems appropriate. Parent shall call a Parent Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Merger and such other related matters as it deems appropriate. In connection with the Company and Parent Shareholders' Meetings, (i) Parent and Company shall mail such Proxy Statement/Prospectus to their respective shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement/Prospectus, (iii) the Board of Directors of Company and Parent shall recommend to their respective shareholders the approval of the Merger and the transactions contemplated by this Agreement, and (iv) the Board of Directors and officers of the Company and Parent shall use its commercially reasonable efforts to obtain the approval of their respective shareholders Board of Directors of Company. Parent and Company shall make all necessary filings with respect to the Merger under the Securities Laws.

         7.2 NYSE Listing. Parent shall use its reasonable best efforts to cause to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time the shares of Parent Common Stock to be issued to the holders of Company Common Stock and Equity Rights pursuant to the Merger. Parent shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

         7.3 Purchaser Compliance. Parent shall cause Purchaser to comply with all of its obligations under or related to this Agreement and hereby guarantees Purchaser's performance hereunder.

         7.4 Applications; Antitrust Notification. Each of the Parties shall promptly prepare and file, and shall cooperate with the other in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the Transactions and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act.

         7.5 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Company shall execute and file the Articles of Merger with the Secretary of State of the State of Florida in connection with the Closing.

         7.6 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the Transactions, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the Transactions and to cause to be satisfied the conditions referred to Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the Transactions. Each Party undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         7.7      Investigation and Confidentiality.

                  (a) Prior to the  Effective  Time,  each of Company and Parent shall keep the other advised of all material developments relevant to its business and to consummation of the Merger and, subject to the limitations set forth below, shall permit the other Party to make or cause to be made such investigation of the business and properties of such Party and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall not interfere unnecessarily with normal operations. In furtherance of such investigation, Company shall afford Parent and its Representatives with access to its property, books and records and officers and employees, furnish Parent and its Representatives with all financial and operating data and other information regarding Company, its Subsidiaries and their businesses, and shall instruct their officers, employees and Representatives to reasonably cooperate with Parent and its Representatives in their investigation of Company's business and properties. In furtherance of such investigation, Parent shall, to the extent required by Company to ensure the continuing accuracy of the representations, warranties and covenants of Parent under the Transaction Agreements, afford Company and its Representatives with access to its property, books and records and officers and employees, furnish Parent and its Representatives with financial and operating data and other information regarding Parent, its Subsidiaries and their businesses, and shall instruct their officers, employees and Representatives to reasonably cooperate with Company and its Representatives in any such investigation of Parent's business and properties.

                  (b) In addition to each Party's respective obligations under the Confidentiality Agreements, which are hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning the businesses, operations, and financial positions of the other Party and shall not use such information for any purpose except in furtherance of the Transactions. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party. The Confidentiality Agreement shall not prohibit Parent or Purchaser from responding to the Board of Directors of Company (and no other Person) regarding an Acquisition Proposal by a third party prior to the termination of this Agreement.

         7.8 Press Releases. Prior to the Effective Time, Company and Parent shall consult with each other and provide each other a reasonable opportunity to review and comment upon as to the form and substance of any press release or other public statement related to this Agreement or any of the other Transactions contemplated hereby, and, except as may be required by Law or any listing agreement with any securities exchange or quotation system, will not issue any such press release of make any such public statement prior to obtaining such other Party's consent to any such release or public statement.

         7.9      No Solicitation; Acquisition Proposals.

                  (a)   Except   with   respect  to  this   Agreement   and  the
         Transactions, no Company Entity nor any Affiliate thereof nor any Representatives thereof shall directly or indirectly (1) solicit, initiate, encourage or knowingly facilitate (including by way of furnishing information) any inquiries relating to, or the making of, any Acquisition Proposal by any Person, (2) have any discussion with or furnish any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or (3) accept an Acquisition Proposal. Notwithstanding anything herein to the contrary (including the foregoing sentence), Company and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, and (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent (in the case of clause (ii) only) that (A) Company's Board of Directors concludes in good faith (x) after consulting with its independent financial advisors, that such Person is reasonably capable of consummating such Acquisition Proposal, taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal, and that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (y) (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Company's Board of Directors receives from such Person an executed confidentiality agreement containing customary confidentiality and standstill provisions (and in any event no more favorable in any material respects to such Person than the terms of the Confidentiality Agreement), and (C) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Company's Board of Directors notifies Parent promptly (and in any event not later than 24 hours after receipt thereof) of the receipt of the Acquisition Proposal and shall in such notice indicate in reasonable detail the identity of the offeror and the material terms and conditions of any proposal and shall keep Parent promptly advised of the status and material terms of any such inquiry, offer or proposal. Company agrees that it will, and will cause its officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Company agrees that it will use reasonable efforts to promptly inform its directors, officers, key employees, agents and Representatives of the obligations undertaken in this Section 7.9.

                  (b) Except as provided in the following sentence, neither Company nor its Board of Directors shall withdraw or modify or qualify in a manner adverse to Parent or Purchaser or following the public announcement of an Acquisition Proposal fail at Parent's request to publicly reaffirm the approval by such Board of Directors of this Agreement, the Merger or the favorable recommendation of the Board with respect thereto. Notwithstanding the foregoing, in the event that, after Company has received an Acquisition Proposal not solicited in violation of this Agreement, the Board of Directors determines (after consultation with its outside legal counsel), that the failure to take the following action would be inconsistent with its fiduciary duties under applicable Law, the Board may (x) withdraw or modify its approval or recommendation of this Agreement and the Merger and disclose to Company's shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the 1934 Act or otherwise make disclosure to them, or (y) approve or recommend such an Acquisition Proposal that is a Superior Proposal; provided, however, that in no event may the Board of Directors take either such action earlier than the conclusion of the third full business day following Parent's receipt of written notice of the intention of the Board of Directors to do so.

                  (c) Company and the Board of Directors shall not (i) redeem the Company Rights under the Company Rights Agreement, or (ii) waive or amend any provision of the Company Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal (other than the Acquisition Proposal contemplated by this Agreement), unless this Agreement has been terminated in accordance with its terms.

                  (d) Company shall not release any third party from the confidentiality and standstill provisions of any agreement to which Company is a party, unless this Agreement has been terminated in accordance with its terms.

         7.10 State Takeover Laws. Each Company Entity shall promptly take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the applicability of, any applicable Takeover Law.

         7.11     Employee Benefits and Contracts.

                  (a) For the first year following the Effective Time, each person who is an employee of the Company Entities at the Effective Time and who continues in such employment (a "Continuing Employee") shall be eligible for employee benefits which in the aggregate are no less favorable than the employee benefits available to such employee under the Company Benefit Plans as in effect immediately prior to the Effective Time. For purposes of any benefit plans, programs, policies and arrangements made available to such Continuing Employees, Parent shall treat the prior service of such Continuing Employees with Company and its ERISA Affiliates, including all periods of service recognized under the Company's Employee Stock Ownership and Savings Plan (the "Company 401(k) Plan"), as service rendered to Parent or its ERISA Affiliate for eligibility and vesting purposes and, solely with regard to vacation and sick leave programs, for benefit accrual purposes thereunder.

                  (b) No employee of any Company Entity (or eligible dependent thereof) who is eligible for and elects to be covered under any medical or disability insurance plan of Parent or its ERISA Affiliates shall be excluded from coverage under such plan on the basis of a pre-existing condition that was not also excluded under the comparable Company Benefit Plan. To the extent that a Continuing Employee has satisfied in whole or in part any annual deductible or paid any out-of-pocket or co-payment expenses under any Company Benefit Plan for the current plan year, such individual shall be credited for the current plan year under the corresponding provisions of the corresponding plan in which such individual participates after the Effective Time.

                  (c) In the event of any termination of the Company 401(k) Plan during the first year following the Effective Time, Parent or its ERISA Affiliate shall maintain a tax-qualified retirement plan that, at the request of an employee of a Company Entity, accepts a rollover of such employee's account from the Company 401(k) Plan to the extent that such distribution and rollover is permitted under applicable Law.

                  (d) Parent shall honor, and shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all employment, severance, consulting and other compensation contracts between Company and its Subsidiaries and any current or former director, officer, or employee thereof that are disclosed in
         Section 4.14 of the Company Disclosure Memorandum, and all provisions for vested amounts earned or accrued through the Effective Time under the Company Benefit Plans.

         7.12     Indemnification.

                  (a) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification substantially to the same effect as those set forth in the Company
         Articles of Incorporation and the Company Bylaws on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of Company, unless such modification is required after the Effective Time by Law.

                  (b) After the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Company or, at Company's request, of another Company Entity occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent such persons are entitled to indemnification as of the date hereof and permitted under Florida Law and by the Company Articles of Incorporation and the Company Bylaws as in effect on the date hereof, and any applicable indemnification Contracts, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Parent Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving
         Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and such Indemnified Party.

                  (c) Prior to the Effective Time, Parent shall purchase (i) a new insurance policy or (ii) an endorsement under Company's existing directors, officers and corporate liability insurance policy in a form acceptable to Company, which shall provide the Indemnified Parties with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the directors, officers and corporate liability insurance coverage presently maintained by Company; provided, however, that

         Parent and the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 200% of the annual premiums on the Company's current policy in effect as of the date of this Agreement, but in such case shall purchase as much such coverage as possible for such amount. The provisions of this Section 7.12(c) shall be deemed to have been satisfied if prepaid policies have been obtained by Parent prior to the Effective Time, which policies provide such directors and officers with coverage as described in the preceding sentence for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.

                  (d) If Parent or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 7.12.

                  (e) The provisions of this Section 7.12 shall survive the Effective Time, are irrevocable and intended expressly to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification obligations of the Surviving Corporation pursuant to this Section 7.12.

         7.13 Repayment of Certain Indebtedness. At the Effective Time, Parent and Purchaser shall repay or cause to be repaid in full all of the obligations of the Company Entities (including all outstanding loans) under Company's Amended and Restated Credit Agreement (the "Credit Agreement") dated February 11, 1999, as further amended on October 20, 1999, with Bank of America, N.A., successor in interest to NationsBank, N.A., as lender, and Bank of America, N.A., successor in interest to NationsBank, N.A., as administrative agent for the lenders, and the lenders party thereto (the "Existing Facility"), and terminate such facility; provided, however, that Parent and Purchaser shall have the right from and after the date of this Agreement to negotiate with the lenders under such facility to seek their approval for postponing such repayment and termination and that such repayment and termination shall not be necessary if the lenders under such facility agree such repayment and termination is not necessary.

         7.14 Senior Subordinated Notes due 2007. As soon as practicable, but in any event within thirty days, following the Effective Time, Parent shall cause the Surviving Corporation to make a Change in Control Offer in accordance with
Section 4.15(f) of the Company's Indenture (the "Indenture") dated October 7, 1997, with SunTrust Bank, Central Florida, National Association, as Trustee, offering to repurchase the Senior Subordinated Notes and discharge all of the obligations of the Company Entities (including all guarantees of the Senior

Subordinated  Notes)  under  the  Indenture.  In the  event a holder  of  Senior
Subordinated Notes does not accept the offer to repurchase the Senior Subordinated Notes, Parent and Purchaser shall expressly assume, by supplemental indenture, all obligations related to such Senior Subordinated Notes

         7.15 Section 16 Matters. Prior to the Closing Date, Parent and Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including Equity Rights with respect to Company Common Stock) or acquisitions of Parent Common Stock (including Equity Rights with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

         7.16 Affiliates. Exhibit 7.16 contains a list of all persons who, in the opinion of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the 1933 Act and such list shall be updated as necessary to reflect changes from the date thereof. Company shall use reasonable efforts to cause each person identified on such list to deliver to Parent not less than 30 days prior to the Effective Time, a written agreement in a form reasonably satisfactory to Parent, acknowledging that such person is subject to the provisions of Rule 145(d) under the 1933 Act (an "Affiliate Agreement"). Notwithstanding anything to the contrary herein, no shares of Parent Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of Company in accordance with this Section 7.16 for purposes of Rule 145 under the 1933 Act until such Person has executed and delivered an Affiliate Agreement to Parent.

         7.17 Employment and Non-Compete Agreements. Simultaneous with the execution and delivery of this Agreement, Company shall enter into an employment agreement and a restrictive covenants agreement with Patrick Kelly, the Chief Executive Officer of the Company, and a restrictive covenants agreement with each Level 2 and Level 3 officer of the Company, each having such terms and conditions as agreed to by Parent and Company on or prior to the date hereof and each being automatically effective immediately upon consummation of the Merger. None of such agreements, or any other arrangements with respect to the employment of such persons may be modified, supplemented or restated without the prior written consent of Parent and such employees.

         7.18 Voting Agreement. Simultaneous with the execution and delivery of this Agreement, Company shall enter into the Voting Agreements with those persons and representing the number of shares of Parent Common Stock set forth in Exhibit 7.18(a), in substantially the form attached hereto as Exhibit 7.18(b).

         7.19 Accountant's Letters. Parent shall use its reasonable best efforts to cause to be delivered to Company two letters from Parent's independent public accountants, one dated a date within two business days of the date on which the

Registration Statement shall become effective and one dated a date within two business days of the Closing, addressed to Company, in form and substance reasonably satisfactory to Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Company shall use its reasonable best efforts to cause to be delivered to Parent two letters from Company's independent public accountants, one dated a date within two business days of the date on which the Registration Statement shall become effective and one dated a date within two business days of the Closing, addressed to Company and Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

         7.20 Waiver or Declination of Preemptive Rights. Parent shall use its best efforts to cause each party to the Amended and Restated Investors' Agreement dated March 29, 1999 among Fisher Scientific International, Inc. and certain shareholders of Parent as set forth therein (the "Investors' Agreement") to waive or decline to exercise the preemptive rights of such parties contained in Section IV.3 of the Investors' Agreement with respect to the Parent Share Issuance.

                                  ARTICLE VIII

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         8.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

                  (a) Shareholder Approval. The shareholders of Company shall have approved this Agreement, and the consummation of the transactions contemplated hereby, as and to the extent required by applicable Law. The shareholders of Parent shall have approved the issuance of the shares of Parent Common Stock pursuant to the Merger, as and to the extent required by applicable Law and the rules of the NYSE.

                  (b) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall be seeking or have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the Transactions.

                  (c) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger (other than Consents and filing, registration and notice requirements which if not obtained, made or complied with are not reasonably likely to have a Company
         Material Adverse Effect or a Parent Material Adverse Effect, as applicable) shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired or been earlier terminated (other than waiting periods the failure to comply with is not reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable).

                  (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

                  (e) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

         8.2 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 10.6:

                  (a) Representations and Warranties. The representations and warranties of Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same force and effect as if made at and as of such time, except for
         (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to the Company and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Company's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall request.

                  (d) Tax Opinion. Parent shall have received from Debevoise & Plimpton, special tax counsel to Parent, on or about the date the Proxy Statement/Prospectus is mailed to shareholders and, subsequently, on the Closing Date, a written opinion in form reasonably satisfactory to it substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal
         Revenue Code. In rendering such tax opinion, such counsel shall be entitled to rely upon information, representations and assumptions provided by Parent and Company substantially in the form of Exhibits 8.2(d) and 8.3(e) (allowing for such amendments to the representations as counsel to Parent reasonably deems necessary).

                  (e) 2000 First Quarter. The amount of the Company 2000 First Quarter EBITDA (as defined in the following sentence) shall have been in excess of $23.0 million. The "Company 2000 First Quarter EBITDA" means the Company's EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the quarter ended June 30, 2000 as reported in Company's Quarterly Report on Form 10-Q for such quarter, which shall be calculated by (i) taking the Company's operating income for such period, calculated on a basis consistent with the calculation of the Company's operating income for prior periods reflected in the Company Financial Statements and Company SEC Reports, and without including any reversal of reserves or provisions, and (ii) adding back one-time merger and restructuring charges relating to existing mergers and restructuring plans (including those related to the transactions contemplated by this Agreement), financing income relating to trade accounts, and depreciation and amortization expenses during such period accounted for on a basis consistent with past practice to the extent reported in the Company Financial Statements and Company SEC Reports. This condition shall expire 15 business days after the Company files its Quarterly Report on Form 10-Q for such quarter and provides the Parent with its calculation of the Company 2000 First Quarter EBITDA in reasonable detail, unless Parent terminates this Agreement by reason of the non-satisfaction of the condition in this
         Section 8.2(e) within such 15 business day period.

         8.3 Conditions to Obligations of Company. The obligations of Company to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Company pursuant to Section 10.6:

                  (a) Representations and Warranties. The representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same force and effect as if made at and as of such time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent and Purchaser to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. Parent and Purchaser shall have delivered to Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Parent and Purchaser and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's Board of Directors and Purchaser's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Company and its counsel shall request.

                  (d) Tax Opinion. The Company shall have received from Alston & Bird LIP, special tax counsel to the Company, on or about the date the Proxy Statement/Prospectus is mailed to shareholders and, subsequently, on the Closing Date, a written opinion in form reasonably satisfactory to it substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal
         Revenue Code. In rendering such tax opinion, such counsel shall be entitled to rely upon information, representations and assumptions provided by Parent and Company substantially in the form of Exhibits 8.2(d) and 8.3(e) (allowing for such amendments to the representations as counsel to the Company reasonably deems necessary).

                  (e) Preemptive Rights. Each party to the Investors' Agreement shall have waived or declined to exercise the preemptive rights of such parties contained in Section IV.3 of the Investors' Agreement with respect to the Parent Share Issuance, except for any non-waivers or exercises of preemptive rights with respect to an immaterial number of shares of Parent Common Stock; and Parent shall have delivered to Company a certificate, dated as of the Effective Time and signed by an executive officer of Parent, setting forth the number of shares of Parent Common Stock with respect to which such preemptive rights have lapsed or been waived or not exercised and stating that such non-waivers and exercises are valid and preclude a subsequent exercise of preemptive rights regarding the Parent Share Issuance.

                                   ARTICLE IX

                                   TERMINATION

         9.1 Termination. Notwithstanding any other provision of this Agreement and notwithstanding the approval of this Agreement by the shareholders of Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a)  By mutual consent of Parent and Company; or

                  (b)  By either of Company or Parent:

                           (i) if the Merger shall not have occurred on or prior
                  to (x) January 15, 2001, if the SEC shall have declared effective the Registration Statement by December 1, 2000, and
                  (y) March 31, 2001, if the SEC shall not have declared effective the Registration Statement by December 1, 2000; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the consummation of the Merger on or prior to such date; or

                           (ii) if any court or Regulatory Authority of competent jurisdiction shall have issued any Order or taken any other action (which Order or other action the Parties shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Merger, and such Order or other action shall have become final and non-appealable;

                           (iii) if the conditions  precedent to the obligations
                  of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(b)(i); provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

                  (c)  By Company:

                           (i) if Parent or Purchaser shall have breached any of
                  its representations or warranties which breach would give rise to the failure of the conditions set forth in Section 8.3(a) hereof to be satisfied or if Parent or Purchaser shall have failed to perform its covenants or other agreements contained in this Agreement which failure to perform would give rise to the failure of the conditions set forth in Section 8.3(b) to be satisfied, which breach or failure to perform is incapable of being cured or has not been cured by the date that is 15 business days following written notice thereof to Parent or Purchaser from Company; or

                           (ii) if the Board of Directors of Company  shall have
                  finally determined to approve, endorse or recommend an Acquisition Proposal (other than the Acquisition Proposal contemplated by this Agreement) to Company's shareholders after complying with Section 7.9; provided that such termination shall not be effective unless concurrently with or prior to such termination, Company or its designee has made payment of the Termination Fee set forth in Section 10.2(b); provided, that notwithstanding anything in this Agreement to the contrary, the termination of this Agreement pursuant to and in compliance with this Section 9.1(c)(ii) shall not be deemed to violate or breach other obligations of Company under this Agreement so long as the Company has complied with its obligations under Section 7.9; or

                  (d)  By Parent or Purchaser:

                           (i) if the Company Board of Directors or any committee thereto shall have withdrawn, or modified or changed or qualified, or publicly proposed to withdraw, modify or change or qualify, in a manner adverse to Parent or Purchaser its approval or recommendations of this Agreement or the Merger or shall have approved, endorsed or recommended or publicly proposed to approve, endorse or recommend an Acquisition Proposal, or if the Company Board of Directors or any committee thereof fails to reaffirm publicly and unconditionally its recommendation to Company's shareholders of the Merger, which public reaffirmation must be made within five business days after Parent's written request to do so (which request may be made at any time that a publicly announced Acquisition Proposal is pending and not withdrawn); or

                           (ii) if Company shall have breached any of its representations or warranties which breach would give rise to the failure of the conditions set forth in Section 8.2(a) hereof to be satisfied or if Company shall have failed to perform its covenants or other agreements contained in this Agreement which failure to perform would give rise to the failure of the conditions set forth in Section 8.2(b) to be satisfied, which breach or failure to perform is incapable of being cured or has not been cured by the date that is 15 business days following written notice thereof to Company from Parent or Purchaser; or

                       (iii)  pursuant to and as contemplated by Section 8.2(e).

         9.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, without any Liability on the part of any Party or its Affiliates, agents, advisors or shareholders, except that (i) the provisions of this Section 9.2 and Article 10 and Section 7.7(b) shall survive any such termination and abandonment, and (ii) except as otherwise provided herein, a termination shall not relieve the breaching Party from Liability for a material breach of this Agreement.

         9.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 9.3, Articles 1, 2, 3 and 10 and Sections 7.11, 7.12, 7.13 and 7.14.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1     Definitions.

                  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                           "1933 Act" shall mean the Securities Act of 1933, as
                   amended.

                           "1934 Act" shall mean the Securities Exchange Act of
                   1934, as amended.

                           "Acquisition  Proposal"  shall mean any  proposal  or
                  offer (in each case, whether or not in writing and whether or not delivered to the shareholders of Company generally) to acquire in any manner, directly or indirectly, all or a substantial portion of the Assets of Company or a greater than 30% equity interest in Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving Company or any Subsidiary, division or operating or principal business unit of Company, other than pursuant to the transactions contemplated by this Agreement.

                           "Affiliate"  of a Person  shall  mean:  (i) any other
                  Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                           "Agreement"  shall  mean this  Agreement  and Plan of
                  Merger, including the Exhibits and Company Disclosure Memorandum and Parent Disclosure Memorandum delivered pursuant hereto and incorporated herein by reference.

                           "Articles  of  Merger"  shall  mean the  Articles  of
                  Merger to be executed by the Company and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by Section 2.1.

                           "Assets"  of a Person  shall mean all of the  assets,
                  properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                           "Average  Stock  Price" shall mean the average of the
                  daily closing prices of Parent Common Stock on the NYSE Composite Transaction Tape for the ten consecutive trading days ending on the second trading day immediately prior to the Closing Date.

                           "Board  of   Directors"   shall  mean  the  board  of
                  directors of Company.

                           "Company Common Stock" shall mean the $0.01 par value
                  common stock of the Company.

                           "Company   Disclosure   Memorandum"  shall  mean  the
                  written information entitled "Company, Inc. Disclosure Memorandum" delivered on or prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of all other Sections not specifically referenced with respect thereto.

                           "Company Entities" shall mean, collectively,  Company
                  and all Company Subsidiaries.

                           "Company  Financial  Statements"  shall  mean (i) the
                  consolidated balance sheets (including related notes and schedules, if any) of Company as of December 31, 1999 and as of April 2, 1999 and April 3, 1998, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended December 31, 1999 and for each of the three fiscal years ended April 2, 1999, April 3, 1998 and March 31, 1997, each as included in Company SEC Reports filed prior to the date hereof, and (ii) the consolidated balance sheets of Company (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in Company SEC Reports filed with respect to periods ended subsequent to December 31, 1999.

                           "Company   Material  Adverse  Effect"  shall  mean  a
                  material adverse impact on (i) the results of operations, financial condition or business of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of Company (or any of its Subsidiaries) taken with the prior informed written Consent of Parent in contemplation of the transactions contemplated hereby, (b) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (c) changes in generally accepted accounting principles, (d) the expenses incurred by Company in consummating the transactions contemplated by this Agreement, and (e) any adverse change in the price of Company Common Stock, as quoted on the Nasdaq National Market, and (f) items disclosed in the Company Disclosure Memorandum.

                           "Company  Rights"  shall  mean  the  preferred  stock
                  purchase rights or other securities issued pursuant to the Company Rights Agreement.

                           "Company  Rights  Agreement"  shall mean that certain
                  Shareholder Protection Rights Agreement, dated as of April 20, 1998, between Company and Continental Stock Transfer & Trust Company, as Rights Agent.

                           "Company  Senior  Notes" shall mean the 8-1/2% Senior
                  Subordinated Notes due 2007 issued by the Company.

                           "Company Stock Plans" shall mean the existing stock
                  option and other stock-based compensation plans of Company designated as follows: PSS World Medical, Inc. Employee Stock Ownership and Savings Plan; PSS World/Taylor Medical Profit Sharing 401(k) Plan; PSS World Medical, Inc. 1986 Incentive Stock Option Plan; PSS World Medical, Inc. Amended and Restated 1994 Long-Term Stock Plan; PSS World Medical, Inc. Amended and Restated 1994 Long Term Incentive Plan; PSS World Medical, Inc. Fourth Amended and Restated Directors' Stock

                  Plan; PSS World Medical, Inc. 1999 Long-Term Incentive Plan; PSS World Medical, Inc. 1999 Broad-Based Employee Stock Plan; Gulf South Medical Supply, Inc. 1992 Stock Plan; Gulf South Medical Supply, Inc. 1997 Stock Plan; Elite Stock Option Grant Program; Officer Stock Option Grant Program; and Leader's Stock Option Grant Program.

                           "Company  Subsidiaries"  shall  mean the  direct  and
                  indirect Subsidiaries of Company, which shall include the Company Subsidiaries described in Section 4.4 and any corporation or other organization acquired as a direct or indirect Subsidiary of Company in the future and held as a direct or indirect Subsidiary by Company at the Effective Time.

                           "Confidentiality Agreements" shall mean those certain
                  Confidentiality Agreements, one dated March 3, 2000 and another dated May 12, 2000, between Company and Parent.

                           "Consent"   shall   mean   any   consent,   approval,
                  authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                           "Contract"  shall mean any written or oral agreement,
                  arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                           "Default"  shall mean (i) any breach or violation of,
                  default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

                           "Environmental  Laws" shall mean all Laws relating to
                  pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and foreign, federal, state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of human health and safety and the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                           "Equity Rights" shall mean all  arrangements,  calls,
                  commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

                           "ERISA"  shall mean the  Employee  Retirement  Income
                  Security Act of 1974, as amended.

                           "ERISA  Affiliate"  shall mean,  with  respect to any
                  Person, any corporation, trade or business, which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Internal Revenue Code.

                           "Exhibits"  shall mean each  Exhibit as so marked,  a
                  copy of which is attached to this Agreement. Each Exhibit is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                           "FBCA"  shall mean the Florida  Business  Corporation
                  Act.

                           "GAAP"  shall  mean  generally  accepted   accounting
                  principles, consistently applied during the periods involved.

                           "Hazardous  Material"  shall  mean (i) any  hazardous
                  substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                           "HSR Act" shall mean  Section 7A of the Clayton  Act,
                  as  added  by  Title  11 of  the  Hart-Scott-Rodino  Antitrust
                  Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                           "Intellectual   Property"   shall  mean   copyrights,
                  patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                           "Internal  Revenue  Code"  shall  mean  the  Internal
                  Revenue  Code  of  1986,   as  amended,   and  the  rules  and
                  regulations promulgated thereunder.

                           "Knowledge"  as  used  with  respect  to  any  Person
                  (including references to any such Person being aware of a particular matter) shall mean the knowledge after reasonable inquiry of senior management of such Person, including senior management of any divisions or businesses of such Person operated through its Subsidiaries.

                           "Law"  shall  mean any code,  law  (including  common
                  law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                           "Liability"   shall  mean  any  direct  or  indirect,
                  primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                           "Lien"  shall mean any  conditional  sale  agreement,
                  default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than
                  (i) Liens for current Taxes not yet due and payable, and (ii) Liens which do not materially impair the value or use of or title to the Assets subject to such Lien.

                           "Litigation"  shall  mean  any  action,  arbitration,
                  cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the Transactions.

                           "NASD"  shall  mean  the  National   Association   of
                  Securities Dealers, Inc.

                           "Nasdaq  National  Market"  shall  mean the  National
                  Market System of the National Association of Securities Dealers Automated Quotation System.

                           "NYSE" shall mean the New York Stock Exchange, Inc..

                           "Operating  Property"  shall mean any property owned,
                  leased, or operated by the Party in question or by any of its Subsidiaries, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                           "Order"  shall mean any  administrative  decision  or
                  award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                           "Parent  Common Stock" shall mean the $0.01 par value
                  voting common stock of Parent.

                           "Parent Disclosure Memorandum" shall mean the written
                  information entitled "Parent, Inc. Disclosure Memorandum" delivered on or prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of all other Sections not specifically referenced with respect thereto.

                           "Parent  Entities" shall mean,  collectively,  Parent
                  and all Parent Subsidiaries.

                           "Parent  Financial  Statements"  shall  mean  (i) the
                  consolidated balance sheets (including related notes and schedules, if any) of Company as of March 31, 2000 and as of December 31, 1999 and 1998, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2000 and 1999 and for each of the three fiscal years ended December 31, 1999, 1998 and 1997, as filed by Company in SEC Documents prior to the date hereof, and (ii) the consolidated balance sheets of Company (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2000.

                           "Parent   Material   Adverse  Effect"  shall  mean  a
                  material adverse impact on (i) the results of operations, financial condition or business of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of Parent (or any of its Subsidiaries) taken with the prior informed written Consent of Company in contemplation of the transactions contemplated hereby, (b) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (c) changes in generally accepted accounting principles, (d) the expenses incurred by Parent in consummating the transactions contemplated by this Agreement, and (e) any adverse change in the price of Parent Common Stock, as quoted on the NYSE, and (f) items disclosed in the Parent Disclosure Memorandum.

                           "Parent  Subsidiaries" shall mean the Subsidiaries of
                  Parent, which shall include any corporation or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

                           "Party"  shall  mean,  on the one  hand,  Parent  and
                  Purchaser and, Company on the other hand, and "Parties" shall mean all of Company, Parent and Purchaser.

                           "Permit" shall mean any federal,  state,  local,  and
                  foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                           "Person"  shall  mean a natural  person or any legal,
                  commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                           "Proxy Statement/Prospectus" shall mean (i) the proxy
                  statement used by Company to solicit the approval of its stockholders of the transactions contemplated by this Agreement, (ii) the proxy statement used by Parent to solicit the approval of its stockholders of the Parent Share Issuance, and (iii) the prospectus of Parent relating to the issuance of Parent Common Stock to holders of Company Common Stock.

                           "Registration  Statement" shall mean the Registration
                  Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the 1933 Act with respect to the shares of Parent Common Stock to be issued to the shareholders of Company in connection with the transactions contemplated by this Agreement.

                           "Regulatory  Authorities"  shall mean,  collectively,
                  the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other international, federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                           "Representative"  shall mean any  investment  banker,
                  financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

                           "SEC"  shall mean the United  States  Securities  and
                  Exchange Commission.

                           "SEC   Documents"   shall  mean  all   forms,   proxy
                  statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                           "Securities  Laws" shall mean the 1933 Act,  the 1934
                  Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust
                  Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                           "Share"  shall  mean  each  share of  Company  Common
                  Stock, together with the associated Company Rights.

                           "Subsidiaries"  shall  mean all  those  corporations,
                  associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled solely in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                           "Superior   Proposal"  shall  mean  with  respect  to
                  Company or its Subsidiaries, any Acquisition Proposal made by a Person other than Parent, Purchaser or any of their respective Affiliates which is on terms which the Board of Directors of Company in good faith concludes (a) would, if consummated, result in a transaction that is more favorable to its shareholders than the transactions contemplated by this Agreement and (b) is reasonably capable of being completed.

                           "Surviving  Corporation"  shall  mean  Company as the
                  surviving corporation resulting from the Merger.

                           "Tax   Return"   shall  mean  any   report,   return,
                  information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                           "Tax"  or  "Taxes"  shall  mean all  federal,  state,
                  county, local, or foreign taxes, fees, escheat or other similar governmental assessments, including, income, excise, sales, use, transfer, payroll, franchise, real property, personal property and other taxes, together with any interest and penalties thereon or with respect thereto.

                           "Transaction  Agreements"  shall mean this Agreement,
                  the Stock Option Agreement, the Voting Agreements and the Employment Agreements, if such Party is a party thereto.

                           "Transactions"  shall  mean the  Merger and the other
                  transactions contemplated by this Agreement.

                  (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

                                       63
                      2000 Financial Statements                  Section 4.5(c)
                      Certificates                               Section 3.1(a)
                      Closing                                    Section 1.3
                      Company 401(k) Plan                        Section 7.11
                      Company Articles of Incorporation          Section 4.1(a)
                      Company Benefit Plans                      Section 4.14(a)
                      Company Bylaws                             Section 4.1(b)
                      Company Contracts                          Section 4.15
                      Company SEC Reports                        Section 4.5(a)
                      Company Stockholders Meeting               Section 7.1
                      Continuing Employee                        Section 7.11(a)
                      Credit Agreement                           Section 7.13
                      Effective Time                             Section 1.2
                      Exchange Ratio                             Section 2.1(b)
                      Exchange Agent                             Section 3.1(a)
                      Exchange Fund                              Section 3.1(a)
                      Indemnified Party                          Section 7.12(b)
                      Indenture                                  Section 7.14
                      Investors Agreement                        Section 7.20
                      Merger                                     Section 1.1
                      Merger Consideration                       Section 2.1(b)
                      Parent SEC Reports                         Section 5.5(a)
                      Parent Share Issuance                      Section 5.2(a)
                      Parent Stockholders Meeting                Section 7.1
                      Shareholders                               Preamble
                      Takeover Laws                              Section 4.19
                      Termination Fee                            Section 10.2(b)

                  (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         10.2     Expenses.

                  (a) Except as otherwise provided in this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

                  (b)  If:

                           (A) Parent or  Purchaser  terminates  this  Agreement
                  under Section 9.1(d)(i), or Company terminates this Agreement pursuant to Section 9.1(c)(ii) or

                           (B) Parent or  Purchaser  terminates  this  Agreement
                  pursuant  to  Section  9.1(d)(ii)  (but  only as a result of a knowing  or  willful  breach  by  the  Company  of  any of its representations or warranties or knowing or willful failure of the  Company  to perform  its  covenants  or other  agreements
                  contained   in  this   Agreement)   or   pursuant  to  Section
                  9.1(b)(iii)  (but  only on the  basis  of the  failure  of the
                  Company to satisfy any of the conditions enumerated in Section
                  8.2 as a result of a knowing or willful  breach by the Company of any of its  representations  or  warranties  or  knowing or willful  failure of the  Company to perform its  covenants  or other agreements contained in this Agreement), and in the case of a termination described in this clause (B), (x) at any time
                  after   the  date  of  this   Agreement   and  prior  to  such
                  termination,   an   Acquisition   Proposal   (other  than  the
                  Acquisition  Proposal  contemplated by this  Agreement)  shall
                  have   been   publicly   announced   or   otherwise   publicly
                  communicated to the shareholders of Company  generally and (y)
                  prior to the first  anniversary of such  termination,  Company shall enter into a  definitive  agreement  with  respect to an
                  Acquisition   Proposal   or   an   Acquisition   Proposal   is
                  consummated,
         then, Company shall pay to Purchaser, or cause to be paid, (1) in the case of a termination of this Agreement by Parent or Purchaser pursuant to Section 9.1(d)(i), not later than one business day following such termination, (2) in the case of a termination by Company pursuant to
         Section 9.1(c)(ii),  prior to or concurrently with such termination, or
         (3) in the case of a termination of this Agreement  described in clause
         (B) of this Section 10.2(b), not later than one business day following the earlier of the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal prior to the first anniversary of such termination, as applicable, a termination fee, in cash, by wire transfer of immediately available funds to an account designated by Purchaser, in an amount equal to the sum of (x) $28,500,000 plus (y) out-of-pocket expenses incurred by Parent or Purchaser exclusively in connection with the transactions contemplated by this Agreement not to exceed $4,500,000 in the aggregate (such sum is referred to herein as the "Termination Fee"). Except for nonpayment of the amount set forth in this Section 10.2(b) and except as provided below, Parent and Purchaser hereby agree that, upon any termination of this Agreement pursuant to Section 9.1(c)(ii) or 9.1(d)(i), in no event shall Parent or Purchaser be entitled to seek or to obtain any recovery or judgment against Company or any of the Company Entities or any of their respective Assets, or against any of their respective Affiliates, agents, advisors or shareholders relating to the Transactions, and in no event shall Parent or Purchaser be entitled to seek or obtain any other amount relating to the Transactions; provided, however, that neither the termination of this Agreement pursuant to Section
         9.1(c)(ii)  or  9.1(d)(i)  nor  receipt  of the fee set  forth  in this
         Section 10.2(b) shall preclude any remedy in favor of Parent or Purchaser against Company relating to a material breach of Section 7.9 of this Agreement by Company.

                  (c) If Parent, Purchaser or Company terminates this Agreement on the basis of the failure of the shareholders of the Company to approve the Merger and in the absence of a publicly announced Acquisition Proposal pending which has not been withdrawn at the time of the Company Shareholders' Meeting and if the Company has complied with all its obligations under Section 7.9, then Company shall pay to Purchaser, or cause to be paid, prior to or concurrently with such termination the out-of-pocket expenses incurred by Parent or Purchaser exclusively in connection with the transactions contemplated by this Agreement not to exceed $4,500,000 in the aggregate. Except for nonpayment of the amount set forth in this Section 10.2(c), Parent and Purchaser hereby agree that, upon any termination of this Agreement due to the failure of the shareholders of the Company to approve the Merger (in the absence of a publicly announced Acquisition Proposal pending which has not been withdrawn at the time of the Company Shareholders' Meeting and if the Company has complied with all its obligations under
         Section 7.9), in no event shall Parent or Purchaser be entitled to seek or to obtain any recovery or judgment against Company or any of the Company Entities or any of their respective Assets, or against any of their respective Affiliates, agents, advisors or shareholders relating to the Transactions, and in no event shall Parent or Purchaser be entitled to seek or obtain any other amount relating to the Transactions.

         10.3 Brokers and Finders. Except for Donaldson, Lufkin & Jenrette Securities Corporation and as disclosed in Section 10.3 of the Company Disclosure Memorandum as to Company and except for Lazard Freres & Co LLC as to Parent and Purchaser, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the Transactions. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Company or by Parent or Purchaser, each of Company, Parent and Purchaser, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         10.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.11(d) and 7.12.

         10.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained, provided, that after any such approval by the holders of Company Common Stock, there shall be made no amendment that pursuant to the FBCA requires further approval by such shareholders, unless such an amendment is approved by such shareholders.

         10.6     Waivers.

                  (a) Prior to or at the Effective Time, Parent and Purchaser, acting through their respective Boards of Directors, chief executive officers or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by Company, to waive or extend the time for the compliance or fulfillment by Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent or Purchaser, as the case may be, under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent or Purchaser, as the case may be.

                  (b) Prior to or at the Effective Time, Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent or Purchaser, to waive or extend the time for the compliance or fulfillment by Parent or Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Company.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         10.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         10.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                      Company:             PSS World Medical, Inc.
                                           4345 Southpoint Boulevard
                                           Jacksonville, Florida 32216
                                           Telecopy Number: (904) 332-3000
                                           Attention:  Chief Executive Officer

                      Copy to Counsel:     Alston & Bird LLP
                                           One Atlantic Center
                                           1201 West Peachtree Street
                                           Atlanta, Georgia 30309-3424
                                           Telephone Number: (404) 881-7000
                                           Telecopy Number: (404) 881-7777
                                           Attention:  J. Vaughan Curtis

                      Parent or Purchaser: Fisher Scientific International Inc.
                                           Liberty Lane
                                           Hampton, New Hampshire 03842
                                           Telecopy Number: (603) 929-2703
                                           Attention: Vice President and General
                                           Counsel

                      Copy to Counsel:     Debevoise & Plimpton
                                           875 Third Avenue
                                           New York, New York 10022
                                           Telecopy Number: (212) 909-6836
                                           Attention: Paul H. Wilson, Jr.

         10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws.

         10.10 Counterparts. This Agreement may be executed in two or, more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         10.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

         10.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

         10.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with the specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Unites States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                               FISHER SCIENTIFIC INTERNATIONAL INC.


                               By:      /s/ Paul Meister
                                  ----------------------------------------------
                                  Name: Paul Meister
                                  Title:  Executive Vice President, CFO


                               FSI MERGER CORPORATION

                               By:      /s/ Paul Meister
                                  ----------------------------------------------
                                   Name: Paul Meister
                                   Title:  Executive Vice President, CFO


                               PSS WORLD MEDICAL, INC.


                               By:      /s/ Patrick Kelly
                                  ----------------------------------------------
                                  Name: Patrick Kelly
                                  Title:  Chief Executive Officer

                                   Exhibit 2.2

                             Stock Option Agreement

         STOCK OPTION AGREEMENT, dated as of June 21, 2000, between Fisher Scientific International Inc., a Delaware corporation ("Grantee"), and PSS World Medical, Inc., a Florida corporation ("Issuer").


                                    Recitals
                                    --------
         A. Concurrently with the execution and delivery of this Agreement, Grantee, Issuer and FSI Merger Corporation, a Florida corporation and a wholly owned subsidiary of Grantee ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may from time to time be modified, supplemented or restated, the "Merger Agreement"), pursuant to which the Merger Sub will merge with and into the Issuer (the "Merger"), all upon the terms and conditions set forth in the Merger Agreement.

         B. As a condition to its willingness to enter into the Merger Agreement, Grantee has required that Issuer agree, and believing it to be in the best interests of Issuer, Issuer has agreed, among other things, to grant to Grantee the Option (as hereinafter defined) to purchase shares of common stock, par value $.01 per share, of Issuer ("Issuer Common Stock") at a price per share equal to the Exercise Price (as hereinafter defined).

         NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                            OPTION TO PURCHASE SHARES

         1.1 Grant of Option. (a) Subject to the terms and conditions of this Agreement, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase, in whole or in part, an aggregate of up to 14,142,672 duly authorized, validly issued, fully paid and nonassessable shares of Issuer Common Stock (representing 19.9% of the outstanding shares of Issuer Common Stock as of July 18, 2000); provided that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common Stock at the time of exercise without giving effect to the issuance of any Option Shares (as hereinafter defined). The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as provided in this Agreement.

          (b) In the event that any additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 3.1), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1.1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to breach or fail to comply with any provision of the Merger Agreement. As used in this Agreement, the term "Option Shares" means the shares of Issuer Common Stock issuable pursuant to the Option, as the number of such shares shall be adjusted pursuant to the terms of this Agreement.

         1.2 Exercise of Option. (a) The Option may be exercised by Grantee, in whole or in part, at any time, or from time to time, commencing upon the Exercise Date and prior to the Expiration Date; provided that the Option may be exercised only if (i) Grantee shall not be in breach of its agreements or covenants contained in this Agreement or the Merger Agreement and (ii) no preliminary or permanent injunction or order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, and (iii) the waiting period under the HSR Act shall have expired or been terminated. In the event the exercise of this Option or the Option Closing is delayed pursuant to clause (ii) or (iii) of the previous sentence, the exercise of this Option or the Option Closing shall be within ten Business Days following cessation of the injunction or the expiration or early termination of the waiting period under the HSR Act (so long as the Option Notice was delivered prior to the Expiration Date). As used herein:

         (A) the term "Exercise Date" means the first to occur of: (i) the date on which Grantee becomes entitled to receive, pursuant to
                Section 10.2(b) of the Merger Agreement, that portion of the Termination Fee which does not relate to the reimbursement of Grantee's expenses; (ii) the authorization, recommendation, public proposal or public announcement by Issuer of an intention to authorize, recommend, propose or enter into an agreement with any Person with respect to an Acquisition Proposal; (iii) any acquisition by any Person of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, more than 30% of the then outstanding shares of Issuer Common Stock; and (iv) any Person (other than Grantee and its Subsidiaries) shall have commenced, or shall have filed a registration statement under the Securities Act with respect to, a tender or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such Person would own or control 30% or more of the then outstanding shares of Issuer Common Stock.

         (B) the term "Expiration Date" means the first to occur prior to Grantee's exercise of the Option pursuant to Section 1.2(b) of:
                (i) the Effective Time; (ii) written notice of termination of this Agreement by Grantee to Issuer; (iii)180 days after the first occurrence of an Exercise Date; or (iv) the date of termination of the Merger Agreement, unless, in the case of this clause (iv), Grantee has the right to receive the Termination Fee, in which case the Option will not terminate until the later of 30 business days following the time the Termination Fee becomes due and payable.

Notwithstanding the expiration of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it may have exercised the Option by delivery of an Option Notice (as defined below) prior to the Expiration Date, and the expiration of the Option will not affect any rights under this Agreement which by their terms do not terminate or expire prior to or at the Expiration Date.

          (b) In the event Grantee wishes to exercise the Option, Grantee shall send a written notice to Issuer of its intention to so exercise the Option (an "Option Notice"), specifying the number of Option Shares to be purchased (and the denominations of the certificates, if more than one), whether the aggregate Exercise Price will be paid in cash or by surrendering a portion of the Option in accordance with Section 1.3(b) or a combination thereof, and the place in the United States, time and date of the closing of such purchase (the "Option Closing" and the date of such Closing, the "Option Closing Date"), which date shall not be less than two Business Days nor more than ten Business Days from the date on which an Option Notice is delivered. Notwithstanding anything to the contrary in this Agreement, Grantee shall be entitled to rescind any Option Notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to Issuer.

          (c) At any Option Closing, (i) Issuer shall deliver to Grantee all of the Option Shares to be purchased by delivery of a certificate or certificates evidencing such Option Shares in the denominations designated by Grantee in the Option Notice, which Option Shares shall be free and clear of all Liens, and
(ii) (A) if the Option is exercised in part and/or surrendered in part to pay the aggregate Exercise Price pursuant to Section 1.3(b), Issuer and Grantee shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option has not been exercised and/or surrendered and (B) if the Grantee is not paying the Exercise Price pursuant to Section 1.3(b), Grantee shall pay to Issuer, by wire transfer of immediately available funds to an account specified by Issuer to Grantee in writing at least two business days prior to the Option Closing Date, an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased for cash pursuant to this Article I (it being understood that the failure or refusal of Issuer to specify an account shall not affect Issuer's obligation to issue the Option Shares). If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, Issuer shall have issued any rights or other securities which are attached to or otherwise associated with the Issuer Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Grantee as are provided under any shareholder rights agreement or similar agreement of Issuer then in effect.

          (d) Upon the delivery by Grantee to Issuer of the Option Notice and the tender of the applicable aggregate Exercise Price in immediately available funds or the requisite portion of the Option in accordance with Section 1.3, Grantee shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer may then be closed, that certificates representing such Option Shares may not then have been actually delivered to Grantee, or Issuer may have failed or refused to take any action required of it hereunder. Issuer shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates or an amendment to this Agreement under this Section 1.2 and any filing fees and other expenses arising from the performance of the transactions contemplated hereby.

         1.3 Payments. (a) The purchase and sale of the Option Shares pursuant to Section 1.2 of this Agreement shall be at a purchase price equal to $11.00 per Share (as such amount may be adjusted pursuant to the terms hereof, the "Exercise Price"), payable at Grantee's option in cash, by surrender of a portion of the Option in accordance with Section 1.3(b), or a combination thereof.

          (b) Grantee may elect to purchase Option Shares issuable, and pay some or all of the aggregate Exercise Price payable, upon an exercise of the Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing (i) the aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by (ii) the excess of the Fair Market Value (as defined below) per share of Issuer Common Stock as of the last trading day preceding the date Grantee delivers its Option Notice (such date, the "Option Exercise Date") over the per share Exercise Price. The "Fair Market Value" per share of Issuer Common Stock shall be the average of last reported sale price for a share of Issuer Common Stock on the Nasdaq National Market for the ten trading days commencing on the 12th trading day immediately preceding the Option Exercise Date. That portion of the Option so surrendered under this Section 1.3(b) shall be canceled and shall thereafter be of no further force and effect.

          (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Option Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

              THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JUNE 18, 2000. A COPY OF SUCH AGREEMENT WILL BE

              PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         2.2 Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Issuer with any of the provisions hereof will not conflict with or result in a breach or default of or under (i) any provision of Issuer's Certificate of Incorporation or Bylaws, (ii) any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Issuer is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Issuer or any of its properties or assets, except (A) in the case of clause (ii) or (iii), for such conflict, breach or default as, individually or in the aggregate, would not have a Company Material Adverse Effect, and (B) in the case of clause (ii), for any limitations contained in agreements or instruments relating to indebtedness of Issuer that are filed as exhibits to Company SEC Reports prior to the date hereof ("Company Debt Documents"). No Consent by any governmental or regulatory agency or authority, other than compliance with Securities Laws or the filing of a notification under the HSR Act, is required of Issuer in connection with the execution and delivery by Issuer of this Agreement or the consummation by Issuer of the transactions contemplated hereby.

          (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 3.1 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 3.1, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances for any kind or nature whatsoever, including any preemptive rights for any stockholder of Issuer (other than any rights in the Issuer's Stock Purchase Agreement with Abbott Laboratories filed as an exhibit to Company SEC Reports prior to the date hereof).

                                   ARTICLE III

                    ADJUSTMENT UPON CHANGES IN CAPITALIZATION
                    -----------------------------------------

         3.1 Adjustment Upon Changes in Capitalization. In addition to the adjustment in the number of shares of Issuer Common Stock that may be purchased upon exercise of the Option pursuant to Section 1.1 of this Agreement, the number of shares of Issuer Common Stock that may be purchased upon the exercise of the Option and the Exercise Price shall be subject to adjustment from time to time as provided in this Section 3.1. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares, spin-off or other change in the corporate or capital structure of Issuer which would have the effect of diluting or otherwise diminishing Grantee's rights hereunder, the number and kind of Option Shares or other securities subject to the Option and the Exercise Price therefor shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option (or, if such a change occurs between exercise and the Option Closing, upon the Option Closing) the number and kind of shares or other securities or property that Grantee would have received in respect of the Option Shares that Grantee is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event or the record date for such event, as applicable. The rights of Grantee under this Section shall be in addition to, and shall not limit, its rights against Issuer for breach of or the failure to perform any provision of the Merger Agreement.

                                   ARTICLE IV

                               REGISTRATION RIGHTS
                               -------------------

         4.1 Registration of Option Shares Under the Securities Act. (a) If requested by Grantee at any time and from time to time prior to the second anniversary of receipt by Grantee of Option Shares (the "Registration Period"), Issuer shall use its reasonable best efforts, as promptly as practicable, to effect the registration under the Securities Act and any applicable state law (a "Demand Registration") of such number of Option Shares or such other Issuer securities owned by or issuable to Grantee in accordance with the method of sale or other disposition contemplated by Grantee, including a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision, and to obtain all consents or waivers of other parties that are required therefor. Except with respect to such a "shelf" registration, Issuer shall keep such Demand Registration effective for a period of not less than 90 days, unless, in the written opinion of counsel to Issuer, which opinion shall be delivered to Grantee and which shall be satisfactory in form and substance to Grantee and its counsel, such registration under the Securities Act is not required in order to lawfully sell and distribute such Option Shares or other Issuer securities in the manner contemplated by Grantee. Issuer shall only have the obligation to effect two Demand Registrations pursuant to this Section 4.1(a); provided that only requests relating to a registration statement that has become effective under the Securities Act shall be counted for purposes of determining the number of Demand Registrations made. Issuer shall be entitled to postpone for up to 90 days from receipt of Grantee's request for a Demand Registration the filing of any registration statement in connection therewith if the Board of Directors of Issuer determines in its good faith reasonable judgment that such registration would materially interfere with or require premature disclosure of, any material acquisition, reorganization, pending or proposed offering of Issuer Securities or other transaction involving Issuer or any other material contract under active negotiation by Issuer; provided further that Issuer shall not have postponed any Demand Registration pursuant to this sentence during the twelve month period immediately preceding the date of delivery of Grantee's request for a Demand Registration.

          (b) If Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), Grantee shall have the right to participate in such registration and include in such registration the number of shares of Issuer Common Stock or such other Issuer securities as Grantee shall designate by notice to Issuer (an "Incidental Registration" and, together with a Demand Registration, a "Registration"); provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock or other securities requested to be included in such Incidental Registration exceeds the number which can be sold in such offering, Issuer shall include therein (i) first, all shares proposed to be included therein by Issuer, (ii) second, subject to the rights of any other holders of registration rights in effect as of the date hereof, the shares requested to be included therein by Grantee and (iii) third, shares proposed to be included therein by any other stockholder of Issuer. Participation by Grantee in any Incidental Registration shall not affect the obligation of Issuer to effect Demand Registrations under this Section 4.1. Issuer may withdraw any registration under the Securities Act that gives rise to an Incidental Registration without the consent of Grantee.

          (c) In connection with any Registration  pursuant to this Section 4.1,
(i) Issuer shall provide the Grantee and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution obligations in connection with such Registration, and (ii) Issuer shall use reasonable best efforts to cause any Option Shares included in such Registration to be included for quotation on the Nasdaq National Market or any other nationally recognized exchange or trading system upon which Issuer's securities are then listed, subject to official notice of issuance, which notice shall be given by Issuer upon issuance. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. The costs and expenses incurred by Issuer in connection with any Registration pursuant to this Section 4.1 (including any fees related to qualifications under blue sky laws and SEC filing fees) (the "Registration Expenses") shall be borne by Issuer, excluding legal fees of Grantee's counsel and underwriting discounts or commissions with respect to Option Shares to be sold by Grantee included in a Registration.

                                    ARTICLE V

                      REPURCHASE RIGHTS; SUBSTITUTE OPTIONS
                      -------------------------------------

         5.1 Repurchase Rights. (a) Subject to Section 6.1, at any time on or after the Exercise Date and prior to the Expiration Date, Grantee shall have the right (the "Repurchase Right") to require Issuer to repurchase from Grantee (i) the Option or any part thereof as Grantee shall designate at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Exercise Price, multiplied by the number of Option Shares as to which the Option is to be repurchased and (ii) such number of Option Shares as Grantee shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated; provided that the aggregate amount of the Option Repurchase Price and the Option Share Repurchase Price pursuant to the exercise by the Grantee of its Repurchase Right shall not exceed (1) the Maximum Amount (as defined in Section 6.1) minus the amount of the Termination Fee received by Grantee under the Merger Agreement plus (2) the Exercise Price for the Option Shares sold pursuant to the Repurchase Right. The term "Market/Offer Price" shall mean the higher of (i) the highest price per share of Issuer Common Stock offered or paid in any Acquisition Proposal, and (ii) the Fair Market Value. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement. Notwithstanding anything in this Section 5.1 to the contrary, the Repurchase Right may be exercised only if (A) Grantee shall not be in breach of its agreements or covenants contained in this Agreement or the Merger Agreement, and
(B) no preliminary or permanent injunction or order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect.

         (b) Grantee shall exercise its Repurchase Right by delivering to Issuer written notice (a "Repurchase Notice") stating that Grantee elects to require Issuer to repurchase all or a portion of the Option and/or the Option Shares as specified therein. The closing of the Repurchase Right (the "Repurchase Closing") shall take place in the United States at the place, time and date specified in the Repurchase Notice, which date shall not be less than two business days nor more than ten business days from the date on which the Repurchase Notice is delivered. At the Repurchase Closing, subject to the receipt of a writing evidencing the surrender of the Option and/or certificates representing Option Shares, as the case may be, Issuer shall deliver to Grantee the Option Repurchase Price therefor or the Option Share Repurchase Price therefor, as the case may be, or the portion thereof that Issuer is not then prohibited under Applicable Law from so delivering. At the Repurchase Closing,
(i) Issuer shall pay to Grantee the Option Repurchase Price for the portion of the Option which is to be repurchased or the Option Shares Repurchase Price for the number of Option Shares to be repurchased, as the case may be, by wire transfer of immediately available funds to an account specified by Grantee at least two business days prior to the Repurchase Closing, and (ii) if the Option is repurchased only in part, Issuer and Grantee shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option is not being repurchased.

         (c) To the extent that Issuer is prohibited under applicable Law or Company Debt Documents from repurchasing the portion of the Option or the Option Shares designated in such Repurchase Notice, Issuer shall immediately so notify Grantee and thereafter deliver, from time to time, to Grantee the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided that if Issuer at any time after delivery of a Repurchase Notice is prohibited under applicable Law or Company Debt Documents from delivering to Grantee the full amount of the Option Repurchase Price and the Option Share Repurchase Price for the Option or Option Shares to be repurchased, respectively, Grantee may rescind the exercise of the Repurchase Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Repurchase Right shall be changed or affected as if such Repurchase Right were not exercised. Issuer shall use its reasonable best efforts to obtain all required Regulatory Approvals and to file any required notices to permit Grantee to exercise its Repurchase Right and shall use its reasonable best efforts to avoid or cause to be rescinded or rendered inapplicable any prohibition on Issuer's repurchase of the Option or the Option Shares.

         5.2 Substitute Option. (a) In the event that Issuer enters into an agreement (i) to consolidate with or merge into any Person, other than Grantee or any Subsidiary of Grantee (each, an "Excluded Person"), and Issuer is not the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than an Excluded Person, to merge into Issuer and Issuer shall be the continuing or surviving or acquiring corporation, or (iii) to sell or otherwise transfer all or substantially all of its assets to any

Person, other than an Excluded Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that, unless earlier exercised by Grantee, the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments; provided that if such a conversion or exchange cannot, because of Applicable Law be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee than the Option.

         (b) In addition to any other restrictions or covenants, Issuer agrees that it shall not enter or agree to enter into any transaction described in
Section 5.2(a) unless the Acquiring Corporation (as hereinafter defined) and any Person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and agree for the benefit of Grantee to comply with this Article V.

         (c) For purposes of this Section 5.2, the term "Acquiring Corporation" shall mean (i) the continuing or surviving Person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a consolidation or merger in which Issuer is the continuing or surviving or acquiring Person, and (iii) the transferee of all or substantially all of Issuer's assets.

                                   ARTICLE VI
                                  MISCELLANEOUS
                                  -------------

         6.1 Total Profit. Notwithstanding any other provision of this Agreement to the contrary, in no event may Grantee purchase under this Agreement that number of Option Shares whose Spread Value plus the amount of the Termination Fee received by Grantee under the Merger Agreement (less any amount paid to Grantee under the Merger Agreement as reimbursement of Grantee's expenses) exceeds $29.0 million (the "Maximum Amount"). For purposes of this Agreement, "Spread Value" shall mean the difference between (i) the product of (A) the sum of the total number of Option Shares that Grantee (x) intends to purchase at the Option Closing Date pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option, and (B) the average of the last reported sales price of Issuer Common Stock on the Nasdaq National Market for the ten trading days commencing on the 12th trading day immediately preceding the Option Closing Date, and (ii) the product of (A) the total number of Option Shares that Grantee (x) intends to purchase at the Option Closing Date pursuant to the exercise of the Option and (y) previously purchased pursuant to the prior exercise of the Option and (B) the applicable Exercise Price of such Option Shares. In the event the Spread Value exceeds the Maximum Amount, the number of Option Shares which Grantee is entitled to purchase at the Closing Date shall be reduced to that number of shares necessary such that the Spread Value equals or is less than the Maximum Amount.

         6.2 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Grantee good and marketable title, free and clear of all Liens, to any Option Shares purchased hereunder. Issuer agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights or securities, the Company Rights Agreement or similar agreement, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by it.

         6.3 Quotation. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any other securities exchange, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

         6.4 Division of Option. The Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling Grantee to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Option Shares purchasable hereunder. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft or destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new agreement of like tenor and date.

         6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles or rules thereof.

         6.6 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         6.7 Amendment, Assignment, No Third Party Beneficiaries,  Waivers, etc.
(a) Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by an instrument in writing, signed by the party against which enforcement of such amendment, discharge, waiver or termination is sought.

         (b) This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement shall be construed as giving to any Person, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

         (c) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

         6.8 Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic conformation of the due transmission of the notice and a copy of the notice or other communication is also sent on the same day by registered letter, acknowledgment of receipt requested), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties: (i) if to Grantee, at Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842, telecopy: 1-603-929-2703, attention: Vice President and General Counsel, with a copy to Debevoise & Plimpton, 875 Third Avenue, New York, New York 10017, telecopy: 1-212-909-6836, attention: Paul H. Wilson, Jr.; and (ii) if to Issuer, at PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216, telecopy:
1-904-332-3000, attention: Chief Executive Officer, with a copy to Alston & Bird, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, telecopy: 1-404-881-7777, attention: J. Vaughan Curtis.

         6.9 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

         6.10  Integration.  This  Agreement  and the  other  agreements  of the
parties   referred  to  in  this  Agreement   constitute  the  full  and  entire
understanding and agreement of the parties and supersede any and all prior agreements, arrangements and understandings relating to the subject matters hereof and thereof.

         6.11 Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         6.12   Counterparts.   This   Agreement  may  be  executed  in  several
counterparts, each of which will be deemed an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and date above written.

                                        FISHER SCIENTIFIC INTERNATIONAL INC.



                                        By:    /s/ Paul Meister
                                           ------------------------------------
                                           Name:   Paul Meister
                                           Title:  Executive Vice President, CFO

                                            PSS WORLD MEDICAL, INC.


                                        By:    /s/ Patrick Kelly
                                           -------------------------------------
                                           Name:   Patrick Kelly
                                           Title:  Chief Executive Officer

                                   Exhibit 2.3

                                VOTING AGREEMENT

         THIS VOTING AGREEMENT, dated as of June 21, 2000 (this "Agreement"), is made and entered into by and among PSS World Medical, Inc., a Florida corporation ("PSS") and each of the persons listed on the signature pages hereof (each a "Stockholder" and collectively, "Stockholders").

                                    Preamble
                                    --------
         WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of Common Stock, par value $0.01 per share (the "FSI Common Stock"), of Fisher Scientific International, Inc., a Delaware corporation
("FSI"), set forth on Schedule 1 hereto opposite the name of such Stockholder (with respect to each Stockholder, such "Stockholder's Existing Shares" and together with any shares of FSI Common Stock or other voting capital stock of FSI acquired after the date hereof, whether upon the exercise of warrants or options, the conversion of Non-Voting Common Stock or otherwise, such "Stockholders' Shares");

         WHEREAS, each Stockholder desires that PSS, FSI Merger Corporation, a wholly owned subsidiary of FSI ("Merger Corp."), and FSI enter into an Agreement and Plan of Merger dated the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Merger Corp. with and into PSS (the "Merger"), with the result that PSS becomes a wholly owned subsidiary of FSI all upon the terms and conditions set forth in the Merger Agreement; and

         WHEREAS, the Stockholders are executing this Agreement as an inducement to PSS to enter into and execute the Merger Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by PSS of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

         1. Representations and Warranties. (a) Each Stockholder severally and not jointly represents and warrants to PSS as follows:

                           (i) Set forth on Schedule 1 are the number of such Stockholder's Existing Shares; each of which Existing Shares are beneficially owned by such Stockholder. Such Stockholder's Existing Shares constitute all of the shares of FSI Common Stock owned of record or beneficially by such Stockholder. Such Stockholder holds, and during the term hereof, will continue to hold, such Stockholder's Shares free and clear of all liens, claims, security interests and encumbrances and has, and during the term hereof, will continue to have, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all the matters set forth in this Agreement, in each case with respect to all such Stockholder's Existing Shares and with respect to all such Stockholder's Shares as of the Effective Time, subject to applicable securities laws and the terms of this Agreement.

                           (ii) Such Stockholder has the power and authority necessary to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action in respect thereof on the part of such Stockholder. This Agreement represents a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not conflict with or result in a breach of any provisions of the organizational documents of such Stockholder, if applicable, or a breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any trust, note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which such Stockholder is bound, except for such conflict, breach or default as would not adversely affect the ability of such Stockholder to perform its obligations hereunder. Performance by such Stockholder of its obligations hereunder will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or such Stockholder's Shares, except for such violations, consents, approvals or notices as would not adversely affect the ability of Stockholder to perform its obligations hereunder.

                           (iii) Such Stockholder understands and acknowledges that PSS is entering the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

                  (b) PSS represents and warrants to each Stockholder that this Agreement has been duly authorized, executed and delivered by and constitutes a valid and binding agreement of, PSS, enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or the availability of equitable remedies, and the execution and delivery of this Agreement will not violate or result in a default under any agreement to which PSS is a party.

         2. Voting Agreement. Each Stockholder severally agrees with, and covenants to, PSS that at any meeting of stockholders of FSI called to vote upon the issuance of shares of FSI Common Stock pursuant to the Merger Agreement and any other matters related to the Merger Agreement, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the transactions contemplated by the Merger Agreement is sought, such Stockholder shall vote (or cause to be voted) the Stockholder's Shares in favor of the issuance of the shares of FSI Common Stock pursuant to the Merger Agreement and approval of any other matters related to the Merger Agreement. Such Stockholder, as a holder of FSI Common Stock, shall be present in person or by proxy at all meetings of stockholders of FSI so that all such Stockholder's Shares are counted for purposes of determining the presence of a quorum at such meetings.

         3. Covenants. Each Stockholder severally agrees with, and covenants to, PSS that, prior the termination of this Agreement, such Stockholder shall not
(i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, or consent to any transfer of), any or all of such Stockholder's Shares, such Stockholder's Non-Voting Common Stock, Series B Non-Voting Common Stock, or warrants or options for the purchase of FSI Common Stock, shares of FSI Common Stock issued upon exercise of such Stockholder's warrant or options or upon conversion of such Stockholder's Non-Voting Common Stock or Series B Non-Voting Common Stock (such "Stockholder's Equity Rights") or any interest in any of the foregoing; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Stockholder's Equity Rights or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to such Stockholder's Equity Rights, except for this Agreement or
(iv) deposit such Stockholder's Equity Rights into a voting trust or enter into a voting agreement or arrangement with respect to such Stockholder's Equity Rights. Notwithstanding the foregoing, PSS may in its discretion consent to any such transfer if the transferee agrees in writing to be bound by the provisions of this Agreement.

         4. Delivery of Proxy. Not later than 10 days after the date of any proxy statement in connection with any meeting of stockholders of FSI to vote upon the issuance of shares of common stock of FSI pursuant to the Merger Agreement, Stockholder agrees to execute and return to the Company a proxy and to vote in favor of the issuance of such shares. Stockholder further agrees not to revoke such proxy prior to any such meeting of stockholders held for such purpose.

         5. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Stockholder's Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of FSI, or the acquisition of additional shares of FSI Common Stock or other voting securities of FSI by such Stockholder, the number of such Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of FSI Common Stock or other voting securities of FSI issued to or acquired by such Stockholder.

         6. Further Assurances. Each Stockholder shall, upon request of PSS, execute and deliver any additional documents and take such further actions as may reasonably be deemed by PSS to be necessary or desirable to carry out the provisions hereof.

         7. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate upon the first to occur of (i) the Effective Time of the Merger or (ii) the date upon which the Merger Agreement is terminated in accordance with its terms.

         8.       Miscellaneous.

                  (a) All capitalized terms used herein which are not defined herein shall have the same meanings as ascribed to them in the Merger Agreement.

                  (b) This Agreement may be executed in two or more counterparts , all of which shall be considered one and the same agreement.

                  (c) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (d) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  (e) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

                  (f) The Stockholder agrees that irreparable damage would occur and that PSS would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that PSS shall be entitled to an injunction or injunctions to prevent breaches by the Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (g) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, such term, provision, covenant or restriction shall be modified or voided, as may be necessary to achieve the intent of the parties to the extent possible, and the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

                  (h) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

                  (i) If the Stockholder is an individual and is married and the Stockholder's Shares constitute community property, this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms.

         IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Voting Agreement as of the day and year first above written.

                                          PSS WORLD MEDICAL, INC.


                                          By:  /s/  Patrick C. Kelly
                                             -----------------------------------
                                             Name:  Patrick Kelly
                                             Title: Chief Executive Officer


                                          THOMAS H. LEE EQUITY FUND III, L.P.



                                          By: /s/   Anthony J. DiNovi
                                             -----------------------------------
                                             Name:  Anthony J. DiNovi
                                             Title:


                                          THL FSI EQUITY INVESTORS L.P.



                                          By: /s/   Anthony J. DiNovi
                                             -----------------------------------
                                             Name:  Anthony J. DiNovi
                                             Title:


                                          THL FOREIGN FUND III



                                          By: /s/  Anthony J. DiNovi
                                             -----------------------------------
                                             Name: Anthony J. DiNovi
                                             Title:


                                          THL-CCI LIMITED PARTNERSHIP

                                          By: /s/  Anthony J. DiNovi
                                             -----------------------------------
                                             Name: Anthony J. DiNovi
                                             Title:

                                                MELLON BANK, N.A., SOLELY IN ITS
                                                CAPACITY AS TRUSTEE FOR THE
                                                FISHER SCIENTIFIC INTERNATIONAL
                                                INC. TRUST AMENDED AND RESTATED
                                                AS OF AUGUST 1, 1996 (AS
                                                DIRECTED BY FISHER SCIENTIFIC
                                                INTERNATIONAL INC.), AND NOT IN
                                                ITS INDIVIDUAL CAPACITY


                                                By: /s/ Bernadette Rist
                                                   -----------------------------
                                                   Name:  Bernadette Rist
                                                   Title:  Authorized Signatory

                                                MELLON BANK, N.A., SOLELY IN ITS
                                                CAPACITY AS TRUSTEE FOR FISHER
                                                SCIENTIFIC INTERNATIONAL, INC.
                                                TRUST DATED AS OF JANUARY 21,
                                                1998 (AS DIRECTED BY FISHER
                                                SCIENTIFIC INTERNATIONAL INC.),
                                                AND NOT IN ITS INDIVIDUAL
                                                CAPACITY


                                                By: /s/ Bernadette Rist
                                                   -----------------------------
                                                   Name:  Bernadette Rist
                                                   Title:  Authorize Signatory





                                    Schedule 1
                                    ----------

Stockholder Name           Class                     Number of Shares Held
----------------           -----                     ---------------------


Thomas H. Lee Equity      Voting Common Stock        6,652,027
Fund III, L.P.

----------------------    ---------------------      ---------------------------

THL FSI Equity            Voting Common Stock        3,342,094
Investors L.P.

----------------------    ---------------------      ---------------------------

THL Foreign Fund III      Voting Common Stock        411,607

----------------------    ---------------------      ---------------------------

THL-CCI Limited           Voting Common Stock        409,667
Partnership

----------------------    ---------------------      ---------------------------
Mellon Bank, N.A.,
solely in its             Voting Common Stock        634,000
capacity as Trustee
for the Fisher
Scientific
International Inc.
Trust Amended and
Restated as of
August 1, 1996
(as directed by
Fisher Scientific
International
Inc.), and not in
its individual
capacity

-----------------------   ---------------------       --------------------------

Mellon Bank, N.A.,        Voting Common Stock                 2,930,771
solely in its
capacity as Trustee
for Fisher Scientific
International, Inc.
Trust dated as of
January 21, 1998
(as directed by Fisher
Scientific
International Inc.),
and not in its
individual capacity

-----------------------   ---------------------       --------------------------

                                  Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: David A. Smith
         Executive Vice President and
         Chief Financial Officer
         904-332-3000

             PSS WORLD MEDICAL ANNOUNCES DEFINITIVE MERGER AGREEMENT
                      WITH FISHER SCIENTIFIC INTERNATIONAL

                        --------------------------------
                     Company Also Announces Year-End Results

         Jacksonville, Florida (June 22, 2000) - PSS World Medical, Inc. (Nasdaq/NM:PSSI) announced today that is has entered into a definitive merger agreement with Fisher Scientific International, Inc. (NYSE: FSH), a leading supplier, manufacturer and distributor of laboratory equipment and supplies to the research community. Under the terms of the agreement, Fisher agreed to acquire PSS World Medical in a tax-free, stock-for-stock transaction. Each share of PSS will be exchanged for 0.3121 shares of Fisher. Based on Fisher's June 21, 2000, closing price of $38.00 per share, the equity value of the transaction is approximately $843 million, or $11.86 per PSS share. The closing of the transaction, which is contingent upon approval by the shareholders of both companies as well as regulatory approval, is expected to close in the last quarter of calendar 2000.

         PSS believes a combination with Fisher Scientific will create significant shareholder value given the complementary strengths and assets of each company. The combined company will benefit from a significantly expanded product and service offering and from each company's leading market position, extending Fisher's leadership in the research market and PSS' leadership in the healthcare market. PSS expects to benefit from Fisher's strong manufacturing and operations-driven focus while contributing PSS' strong sales organization to the combined entity.

         Patrick C. Kelly, chairman and chief executive officer of PSS World Medical, added, "We are delighted to join forces with Fisher Scientific. We believe our shareholders will be able to participate in the upside potential created by this strategic combination, and that our customers will see an enhanced range of products and services with better access to Fisher Scientific world-class technology. Finally, employees will be part of a larger company that is well-positioned to be the industry leader."

         The Company also announced results for the fourth quarter and year ended March 31, 2000. The following PSS World Medical results for the fourth quarter and twelve months ended March 31, 2000, refer to results from operations before special items unless otherwise noted. Special items include merger and restructuring expenses and goodwill impairment.

         For the three months ended March 31, 2000, net sales increased 8.1% to $443.4 million compared with $410.0 million for the same period last year. Net income for the quarter decreased to a loss of $10.8 million, or a loss of $0.15 per diluted share, on 71.1 million weighted average shares outstanding versus net income of $12.0 million, or $0.17 per diluted share, on 71.2 million weighted average shares outstanding for the prior year period. Net income including special items for the fourth quarter of 2000 was a loss of $15.7 million, or a loss of $0.22 per diluted share.

         For the year ended March 31, 2000, net sales increased 14.6% to $1.79 billion compared with $1.56 billion for the same period last year. Net income for the year was $28.0 million, or $0.39 per diluted share, on 71.2 million weighted average shares outstanding versus $53.8 million, or $0.76 per diluted share, on 71.4 million weighted average shares outstanding for the prior year period. Net income for the year ended March 31, 2000 including special items was $20.7 million, or $0.29 per diluted share.

         In addition to the special items, the Company believes that during the fourth quarter there are several items, which either represent events that are not related to normal, ongoing operations or represent charges that are in excess of normal historical operating amounts, as follows:

         Write-offs, reserves, and costs from long-term care customer receivables                $    11.5
         Reserves, costs, and lost revenue related profit from Physician division
            manufacturer product recalls                                                               7.7
         Lost revenue related profit from Imaging division manufacturer
            product backorder and supply issues                                                        2.6
         Write-offs of Imaging division customer receivables related to
            branch closures and systems integration difficulties                                       2.5
         Other fourth quarter items                                                                    3.1
                                                                                                 ---------
               Total fourth quarter operating earnings impact
                  from items above, before income taxes                                          $    27.4
                                                                                                 =========

         In discussing the results for the year, Mr. Kelly added, "We had a very challenging fiscal 2000 due to industry and manufacturing issues. Many of our long-term care customers experienced bankruptcy, and two of our largest manufacturers faced product recalls and supply interruptions. Through these difficult times, we have maintained our customer and service focus and our loyal customer base has responded. Because we have maintained our customer base and refilled our product pipeline, we are looking forward to fiscal 2001."

         PSS World Medical, Inc. is a specialty marketer and distributor of medical products to physicians, alternate-site imaging centers, long-term care providers and hospitals through 101 service centers to customers in all 50 states and four European countries. Since its inception in 1983, PSS has become a leader in all three market segments that it serves with a focused market-specific approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

         Statements made in this release, other than those containing historical information, should be considered forward-looking statements subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, and the information they contain, are subject to certain risks, trends, and/or uncertainties that may cause actual results and events to differ materially from those set forth in these statements. The Company wishes to caution readers that the results and events that are the subject of forward-looking statements could differ materially because of, among other things, the following: the possibility that the consideration of strategic alternatives discussed above may or may not lead to any future transactions or action, and other risks, trends, and/or uncertainties detailed in the Company's reports filed with the Securities and Exchange Commission, including, but not limited to, business and economic conditions as well as conditions affecting the health care industry; competitive forces; the ability to integrate acquired operations successfully; pricing and customer credit quality pressures; competitive pricing pressures; continued consolidation within the health care industry; and dependence on a limited number of large customers.


                                                            PSS WORLD MEDICAL, INC.
                                                  Unaudited Consolidated Operating Highlights
                                       Including Net Income and Net Income Per Share Before Special Items

                                                      (In millions, except per share data)

                                                                    Three Months Ended March 31,
                                                   ----------------------------------------------------------------
                                                                 Percent of                   Percent of    Percent
                                                        2000      Net Sales         1999      Net Sales     Change
                                                   -----------  -------------      -------    ---------     ------
Net sales                                           $    443.4        100.0   $    410.0        100.0          8.1
Gross profit                                             112.0         25.3        110.1         26.9          1.7
Selling, general and administrative expenses             131.1         29.6         98.3         24.0         33.4
Operating income                                         (19.1)        (4.3)        11.8          2.9       (261.9)
Net income                                          $    (15.7)        (3.5)  $      7.7          1.9       (303.9)
Basic earnings per share                            $    (0.22)               $     0.11
Diluted earnings per share                          $    (0.22)               $     0.11
Adjusted operating income
   excluding special items                          $    (13.1)        (3.0)  $     18.6          4.5       (170.4)
Adjusted net income

   excluding special items(1,3)                     $    (10.8)        (2.4)  $     12.0          2.9       (190.0)
Adjusted diluted earnings per share
   excluding special items                          $    (0.15)               $     0.17
Weighted average shares (in thousands):
   Basic                                                71,102                    70,743
   Diluted                                              71,102                    71,236

                                                                        Year Ended March 31,
                                                   ----------------------------------------------------------------
                                                                 Percent of                   Percent of     Percent
                                                        2000      Net Sales         1999      Net Sales      Change
                                                   -----------  -------------      -------    ---------      ------
Net sales                                           $  1,793.5        100.0   $  1,564.5        100.0         14.6
Gross profit                                             472.3         26.3        421.9         27.0         11.9
Selling, general and administrative expenses             427.6         23.8        348.0         22.2         22.9
Operating income                                          44.7          2.5         73.9          4.7        (39.5)
Income before cumulative effect
   of accounting change                             $     22.1          1.2   $     43.7          2.8        (49.4)
Cumulative effect of accounting change              $     (1.4)         0.0   $      0.0          0.0            NM
Net Income                                          $     20.7          1.2   $     43.7          2.8        (52.6)
Basic earnings per share before cumulative
   effect of accounting change                      $     0.31                $     0.62
Basic earnings per share                            $     0.29                $     0.62
Diluted earnings per share before cumulative
   effect accounting change                         $     0.31                $     0.61
Diluted earnings per share                          $     0.29                $     0.61
Adjusted operating income

   excluding special items(2,3)                     $     52.4          2.9   $     89.5          5.7        (41.5)
Adjusted net income

   excluding special items(2,3)                     $     28.0          1.6   $     53.8          3.4        (48.0)
Adjusted diluted earnings per share
   excluding special items                          $     0.39                $     0.76
Weighted average shares (in thousands):
   Basic                                                70,966                    70,548
   Diluted                                              71,185                    71,398


                             PSS WORLD MEDICAL, INC.
                          Unaudited Segment Information
                                  (In millions)

                                  For the Three Months Ended March 31,

                                                               Adjusted
                                                               Operating
                                         Net Sales           Income (Loss) (1,3)
                                  ----------------------   ---------------------
                                      2000        1999        2000         1999
                                  ---------   ----------   ---------     -------
Physician division              $     174.6  $     170.4  $   (1.9)  $      9.5
Imaging division                      182.1        152.0       2.6          7.7
Long-term care division                85.6         86.4     (11.6)         1.5
International and other                 1.1          1.2      (2.2)        (0.1)
                                 ----------   ----------   ---------     -------
                                $     443.4  $     410.0     (13.1)  $     18.6
                                 ==========   ==========  =========      =======


(1) Special items totaled $5.9 million and $6.8 million for the three months ended March 31, 2000 and April 2, 1999, respectively.

(2) Special items totaled $7.7 million and $15.6 million for the twelve months ended March 31, 2000 and April 2, 1999, respectively.

(3) Special items in footnotes 1 and 2 consist of costs and expenses related to mergers, merger-related activities and restructuring costs. In addition, special items in footnote 2 include accelerated depreciation of $1.1 million and $5.5 million for the three and twelve months ended April 2, 1999, respectively.

                                      -END-